Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2009 (this “Agreement”) by and among Atlas Acquisition Holdings Corp., a Delaware corporation (“Parent”), Koosharem Corporation, a California corporation (the “Company”), and New Koosharem Corporation, a California corporation (“NewCo”).

Recitals

WHEREAS, the Boards of Directors of Parent, the Company and NewCo have determined that it is in the best interest of their respective companies and their stockholders to consummate the transactions provided for in this Agreement, and have approved the transactions set forth herein pursuant to which NewCo will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Parent (the “Merger”), with Parent continuing as the surviving entity in the Merger (sometimes referred to in this capacity as the “Surviving Corporation”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement will be, and hereby is, adopted as a plan of reorganization for purposes of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

“Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Available Cash” means the aggregate amount of cash and cash equivalents of NewCo, the Company and the Company’s Subsidiaries held as of midnight on the second Business Day preceding the Closing Date, less the amount of cash and cash equivalents necessary to cover outstanding checks which have been mailed or otherwise delivered by NewCo, the Company or any of the Company’s Subsidiaries but have not cleared.

“Appraisal Shares” has the meaning set forth in Section 2.7(f).

“Blue Sky Laws” means state securities or “blue sky” laws.

“Business” means the business and operations of the Company and its Subsidiaries as conducted on the date hereof.

“Business Day” means a day on which banks and stock exchanges are open for business in New York, New York (excluding Saturdays, Sundays and public holidays).

“Business Intellectual Property” means all Intellectual Property used or held for use in, or necessary to conduct, the Business.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“CGCL” means the California General Corporation Law.

“Change in Recommendation” means the withdrawal of, or modification in a manner adverse to the Company of, any recommendation of the Board of Directors of Parent referred to in Section 5.2(d) or the recommendation by the Board of Directors of Parent to the Parent Stockholders to vote in favor of any Parent Acquisition Proposal.

“Claim” has the meaning set forth in Section 5.8.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Debt” means the aggregate amount of outstanding Indebtedness owed by NewCo, the Company and its Subsidiaries as of the close of business on the second Business Day preceding the Closing Date, whether incurred pursuant to the Credit Documentation, reflected as acquisition notes payable, capitalized lease obligations or otherwise (and including long-term debt, current portion of long-term debt and revolver borrowings); provided, however that the calculation of such Indebtedness (i) shall be reduced by any contractually agreed prepayment discounts actually obtained by the Company pursuant to the “Dutch auction” contemplated by the First Lien Credit Amendment, (ii) shall take into account any contractually agreed settlement for less than par value of any acquisition notes payable to be effected in connection with, and on or about the consummation of the Merger, (iii) shall take into account any contractually agreed discounts on capitalized lease obligations to be effected in connection with, and on or about the consummation of the Merger, (iv) without duplication, shall take into account and reflect all cash distributions and other cash payments made or to be made by the Company, NewCo or any of the Company’s Subsidiaries to any of their respective stockholders or Affiliates prior to or in connection with the Merger, including but not limited to those set forth on Schedule 5.1(b) of the Company Disclosure Statement, and (v) shall take into account and be reduced by the Company’s Available Cash.

“Closing Form 8-K” has the meaning set forth in Section 5.11(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Acquisition Proposal” means, with respect to the Company, other than with respect to the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in (A) any acquisition or purchase, direct or indirect, of over five percent (5%) of the outstanding shares of any class of Equity Securities of the Company or its Subsidiaries, (B) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction, (C) any sale of all or a material portion of the assets of the Company and its Subsidiaries, (D) any transaction with a special purpose acquisition company or (E) any transaction that, if consummated, would result in a change in a majority of the members of the Board of Directors of the Company. Notwithstanding the foregoing, in no event shall the consummation of the Preliminary Transactions constitute a Company Acquisition Proposal.

“Company Assets” has the meaning set forth in Section 3.10(a)(i).

“Company Common Stock” means the Company’s common stock, par value $0.01 per share.

“Company Disclosure Statement” means the Company Disclosure Statement dated as of the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.

“Company Financial Statements” has the meaning set forth in Section 3.6(a).

“Company Insurance Policies” has the meaning set forth in Section 3.16(a).

“Company Leased Real Property” has the meaning set forth in Section 3.10(c)(i).

“Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have, a material adverse effect on the business, financial condition, assets, liabilities, results of operations or prospects of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Company Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (iii) the effect of any changes in Laws applicable to the Company or its Subsidiaries or changes in GAAP; (iv) a further decline in the temporary staffing industry to the extent that any such further decline does not disproportionally affect the Company and its Subsidiaries, taken as a whole, relative to other participants in such industry; or (v) the effect of any changes in accounting policies or procedures adopted by the Company as set forth in Section 5.1 of the Company Disclosure Statement.

“Company Material Contracts” has the meaning set forth in Section 3.11(a).

“Company Permits” has the meaning set forth in Section 3.13(c).

“Company Stockholders” means holders of Company Common Stock.

“Company Stock Options” has the meaning set forth in Section 3.3(a).

“Company Tax Returns” has the meaning set forth in Section 3.8(a).

“Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.

“Contract” means, with respect to any Person, all agreements, contracts, purchase orders, term sheets, letters of intent, sales orders or other understandings, commitments, obligations or arrangements (whether written or oral) (a) to which such Person is a party; (b) under which such Person has any rights; (c) under which such Person has any Liability; or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 3.14(a) of the Company Disclosure Statement.

“Corporate Records” has the meaning set forth in Section 3.1(b).

“Credit Agreement Documentation” means the Credit Facilities and any amendments, ancillary agreements and documentation entered into in connection therewith.

“Credit Facilities” means the First Lien Credit Agreement and the Second Lien Credit Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disclosure Statements” means the Company Disclosure Statement and the Parent Disclosure Statement.

“Earnout EBITDA” means Parent’s consolidated net income for the fiscal year ending on or about December 26, 2010 as set forth in Parent’s audited financial statements for such fiscal year and included in Parent’s Annual Report on Form 10-K plus, without duplication and to the extent reflected as a charge in Parent’s consolidated statements of operations for such fiscal year, the sum of (i) income tax expense (if any), interest expense (net of interest income), and depreciation and amortization expense (including amortization of intangibles), each as calculated in accordance with GAAP applied on a basis consistent with the preparation of the Company’s consolidated statements of operations for the year ended December 28, 2008, (ii) all expenses and charges incurred in connection with the transactions or series of related transactions effected in connection with the consummation of the Merger, including, but not limited to, the transactions set forth on Section 5.1(b) of the Company Disclosure Statement, and (iii) if, during fiscal 2010 Parent or any of its Subsidiaries consummates any acquisition of a business that has been approved by a majority of the independent members of Parent’s board of directors, any reasonable purchase accounting adjustments related to such acquisition that are approved by the audit committee of Parent’s board of directors; provided further however, that (A) the calculation of Earnout EBITDA must be certified to Parent’s audit committee by Parent’s chief financial officer, (B) before any shares are issued pursuant to Section 2.11(c) hereof, Parent’s independent registered public accountants must certify to Parent’s audit committee that they reviewed the calculation of Earnout EBITDA and do not have any disagreement with any of the adjustments reflected in the preceding clauses (i), (ii) and (iii) hereof, and (C) Parent shall engage Parent’s independent registered public accountants to provide the certification contemplated by the preceding clause (B).

“Effective Time” has the meaning set forth in Section 2.2.

“Employee Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement, other than a Multiemployer Plan, providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, contract, letter or agreement.

“Employees” means all individuals employed by the Company or any of its Subsidiaries, including but not limited to all temporary employees who have contracted with the Company or any of its Subsidiaries.

“Environmental Law” means all federal, state, local, and foreign Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Equity Securities” means any capital stock or other equity or voting interest or any security, warrant, or evidence of Indebtedness convertible into or exchangeable for any capital stock, or other equity interest, or any right, warrant or option to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 400 1(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 400 1(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDD” has the meaning set forth in Section 3.22(d).

“FTC Rule” has the meaning set forth in Section 3.22(c).

“First Lien Credit Agreement” means that certain First Lien Credit and Guaranty Agreement, dated as of July 12, 2007, among the Company, certain Subsidiaries of the Company, as Guarantors, the “Lenders” party thereto, Bank of the West, as Administrative Agent, Collateral Agent, Documentation Agent, Co-Lead Arranger and Co-Bookrunner, and BNP Paribas Securities Corp., as Co-Lead Arranger and Co-Bookrunner (as amended, restated, modified or supplemented).

“First Lien Credit Amendment” has the meaning set forth in Section 3.6(f).

“Founders” means James N. Hauslein, the Diane G. Hauslein Trust, Elephant North America Limited, Irrevocable Trust #1 for Descendants of Rohit Desai, Robert A. Knox, Raj Mishra, Sir Peter Burt, Michael W. Burt, Michael T. Biddulph, the Berg 2005 Irrevocable Trust, Mohit Burman, Harbour Ltd., Robert C. Grayson, George L. Pita, and Promethean plc.

“Franchise” means (i) any franchise arrangement, license or franchise agent agreement to which the Company or any of its Subsidiaries is a party and pursuant to which the Franchisee employs all management staff affiliated with the Franchisee’s office, but the Company or any of its Subsidiaries employs all temporary personnel affiliated with the Franchisee’s office, funds payroll of the temporary associates, collects clients’ accounts and remits to the Franchisee a percentage of the office’s gross profit, and (ii) any other franchise arrangement, license or franchise agreement to which the Company or any of its Subsidiaries is a party which constitutes a franchise within the meaning of 16 C.F.R §436.

“Franchising Contract” means any contract or agreement (including any and all amendments thereto) (a) pursuant to which the Company or any of the Subsidiaries grants or has granted to any third party any right, license or franchise to operate or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property of the Company or any Subsidiary, (b) pursuant to which a Franchisee grants or has granted to any third party any right, license or franchise to operate, or right to license, right to franchise, or right to subfranchise operation of, businesses using any of the assets or Intellectual Property of the Company or any Subsidiary, or (c) pursuant to which the Company or any of the Subsidiaries grants or has granted options, rights of first refusal, rights of first negotiation or other rights to obtain rights to operate businesses using any of the assets or Intellectual Property of the Company or any Subsidiary.

“Franchisees” means all parties to Franchising Contracts other than the Company and any of the Subsidiaries.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” means the Hart–Scott–Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal component of indebtedness of such Person for borrowed money; (b) the principal component of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence); (d) capitalized lease obligations of such Person; (e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and (f) the principal component of indebtedness of other Persons to the extent guaranteed by such Person.

“Indemnified Parties” has the meaning set forth in Section 5.7(a).

“Initial Business Combination” has the meaning set forth in Section 5.8.

“Insider Warrants” has the meaning set forth in Section 4.3(b).

“Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.

“IPO” has the meaning set forth in Section 5.8.

“IPO Shares” means the shares of Parent Common Stock issued as part of Parent’s initial public offering.

“knowledge” means (a) with respect to the Company, the actual knowledge of any of the Persons listed on Exhibit B hereto; and (b) with respect to Parent, the actual knowledge of any of Parent’s executive officers.

“Law” and “Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, licenses and determinations of all Governmental Entities.

“Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.

“Lien” means any charge, claim, community property interest, condition, equitable interest, lien (including environmental and tax liens), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Consideration” means the aggregate of the shares of Parent Common Stock issuable pursuant to Section 2.7.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” has the meaning set forth in Section 3.14(g).

“NewCo” has the meaning set forth in the preambles to this Agreement.

“NewCo Certificates” has the meaning set forth in Section 2.7(d).

“NewCo Common Stock” has the meaning set forth in Section 2.7(b).

“NewCo Merger” has the meaning set forth in Section 5.18.

“NewCo Stockholders” means holders of NewCo Common Stock.

“Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity.

“Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its bylaws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person.

“Other Filings” has the meaning set forth in Section 5.2(a).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Acquisition Proposal” means, with respect to Parent, other than the transactions contemplated by this Agreement, any offer or proposal by Parent relating to (A) an acquisition or purchase by Parent, direct or indirect, of all or substantially all of the assets of a third party or a class of equity or Voting Securities of a third party, (B) any tender or exchange offer by Parent for the securities of a third party, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent.

“Parent Common Stock” has the meaning set forth in Section 2.7(c).

“Parent Contracts” has the meaning set forth in Section 4.11(a).

“Parent Corporate Records” has the meaning set forth in Section 4.1(b).

“Parent Disclosure Statement” means the Parent Disclosure Statement dated as of the date hereof and delivered by Parent herewith.

“Parent Financial Statements” has the meaning set forth in Section 4.6(b).

“Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have, a material adverse effect on the business, financial condition, assets, liabilities, results of operations or prospects of Parent or (b) would prevent or materially impair or materially delay the ability of Parent to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Parent Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect Parent; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect Parent; (iii) the effect of any changes in applicable Laws applicable to Parent or changes in GAAP; or (iv) changes in the market price or trading volume of the Parent Common Stock.

“Parent SEC Reports” has the meaning set forth in Section 4.6(a).

“Parent Stockholder Approval” means the approval of the Merger and all other Voting Matters by the Parent Stockholders holding the number of shares of Parent Common Stock required under the DGCL and Parent’s Organizational Documents to authorize and approve such Voting Matters; provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the IPO Shares vote against the Merger and properly elect to convert their shares into an amount of cash per share equal to the Trust Value Per Share.

“Parent Stockholders” means holders of Parent Common Stock.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 5.2(b).

“Parent Tax Returns” has the meaning set forth in Section 4.8(a).

“Permits” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.

“Permitted Liens” means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (b) for inchoate workmen’s, mechanic’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue (excluding Liens arising under ERISA); (c) that would be shown by a current accurate survey or physical inspection of the real property or that would be disclosed on a current accurate title report of the real property, which are minor title defects, recorded easements, and zoning, entitlement or other land use or environmental regulation and, in each case, that do not, individually or in the aggregate, materially impair the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Company or its Subsidiaries, or the continued use, occupancy, value or marketability of title of the property to which they relate; or (d) arising under the Credit Agreement Documentation.

“Person” means any individual, sole proprietorship, firm, corporation (including any nonprofit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

“Preliminary Transactions” has the meaning set forth in Section 5.18.

“Proxy Confirmation” has the meaning set forth in Section 5.2(e).

“Proxy Statement” means the proxy statement(s) that Parent send(s) to the Parent Stockholders for purposes of soliciting proxies for the Parent Stockholders’ Meeting, as provided in Section 5.2(b).

“Public Warrants” has the meaning set forth in Section 4.3(b).

“Qualified Plans” has the meaning set forth in Section 3.14(c).

“Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.

“SEC” means the Securities and Exchange Commission.

“Second Lien Credit Agreement” means that certain Second Lien Credit and Guaranty Agreement, dated as of July 12, 2007, among the Company, certain Subsidiaries of the Company, as Guarantors, the “Lenders” party thereto, Bank of the West, as Co-Lead Arranger and Co-Bookrunner, BNP Paribas Securities Corp., as Co-Lead Arranger and Co-Bookrunner, and BNP Paribas, as Administrative Agent, Collateral Agent and Documentation Agent, as amended by that certain Agency Assignment and Amendment Agreement, dated as of October 27, 2009, by and among BNP Paribas, as the resigning agent, Wilmington Trust FSB, as successor Administrative Agent and Collateral Agent, the “Lenders” party thereto, the Company and certain other credit parties thereto.

“Second Lien Retirement Agreement” has the meaning set forth in Section 3.6(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which 50% or more of the outstanding Equity Securities are on the date hereof directly or indirectly owned by such party; provided that no Person will be considered to be a Subsidiary of such Person’s general partner by virtue of such general partnership interest. For the avoidance of doubt, the Subsidiaries of the

Company include, without limitation, Westaff, Inc., Remedy Temp, Inc., Tandem Staffing Solutions, Inc., Ablest, Inc., Select Temporaries Inc., Select Personnel Services, Inc., Select PEO, Inc., Select Trucking Services, Inc., Select Nursing Services Inc., East West Staffing, LLC, and Select Corporation, together with their respective Subsidiaries.

“Superior Proposal” means any bona fide written Parent Acquisition Proposal on terms which the Board of Directors of Parent determines in good faith, after consultation with its outside legal and financial advisors, to be more favorable from a financial point of view to the holders of Parent Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof), and this Agreement (including any changes to the terms of this Agreement proposed by the Company to Parent in writing in response to such proposal or otherwise).

“Surviving Corporation” has the meaning set forth in the recitals to this Agreement.

“Takeover Statute” has the meaning set forth in Section 3.23.

“Tax” or “Taxes” means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation all federal, state, local, foreign and other net income, gross income, gross receipts, insurance, sales, use, ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, unemployment, retirement, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Entity or otherwise, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

“Tax Return” means, with respect to any Person, all federal, national, state, province, local and foreign Tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto and any amendment thereof, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof), including information returns required to be provided to any payee or other Person.

“Termination Date” means January 23, 2010 or, if the Parent Stockholders approve the Voting Matter described in clause (i) of the second to last sentence of Section 5.2(a), February 16, 2010.

“Territorial Rights” has the meaning set forth in Section 3.22(f).

“Trust Account” means the trust account maintained by American Stock Transfer & Trust Company, acting as trustee on behalf of Parent, which was formed to hold the net proceeds from Parent’s IPO and sale of insider securities.

“Trust Agreement” has the meaning set forth in Section 3.20.

“Trust Fund” has the meaning set forth in Section 4.18.

“Trust Value Per Share” means the quotient of (x) the aggregate amount in the Trust Account, inclusive of any interest thereon, as of two (2) Business Days prior to the Closing Date, divided by (y) the number of IPO Shares.

“UFOC” has the meaning set forth in Section 3.22(d).

“Voting Matters” has the meaning set forth in Section 5.2(a).

“Voting Securities” means, with respect to any Person, the common stock and any other securities issued by such Person that are outstanding and entitled to vote generally in the election of directors of such Person.

“Warrant Amendment” has the meaning set forth in Section 5.2(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

ARTICLE II

THE MERGER

Section 2.1. The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and CGCL, NewCo shall be merged with and into Parent, the separate corporate existence of NewCo shall cease and Parent shall continue as the surviving entity and shall succeed to assume all the property, rights, privileges, powers and franchises of NewCo in accordance with the DGCL and CGCL.

Section 2.2. Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date (as defined below), each of Parent, the Company and NewCo shall cause the Merger to be consummated by filing a certificate of merger and/or other documentation in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the CGCL (collectively the “Certificate of Merger”), with the Secretaries of State of the States of Delaware and California and shall make all other filings or recordings required under the DGCL and CGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or, if later, at such time as the Certificate of Merger is filed with the Secretary of State of the State of California), or at such subsequent date or time as shall be agreed upon by the Company, Parent and NewCo and specified in the Certificate of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”

Section 2.3. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071 at 10:00 a.m., Los Angeles time, on a date to be specified by the Company and Parent (the “Closing Date”) which shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time as the Company and Parent agree in writing.

Section 2.4. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL and Section 1107 of the CGCL.

Section 2.5. Surviving Corporation Certificate of Incorporation and Bylaws. The Certificate of Incorporation of Parent shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit A attached hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The Bylaws of Parent shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit G attached hereto, and, as so amended, shall be the Bylaws of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided therein or by applicable Law.

Section 2.6. Surviving Corporation Directors and Officers.

(a) From and after the Effective Time, the Surviving Corporation shall be governed by a board of directors consisting of the persons identified on Exhibit B attached hereto, and each shall serve as a member of such board from and after the Effective Time until his or her successor shall have been elected or appointed and shall have qualified in accordance with applicable Law and the Certificate of Incorporation and Bylaws of the Surviving Corporation. In order to effectuate the foregoing, Parent shall use its reasonable best efforts to procure, in connection with the Closing, the resignation and election of directors such that the composition of Parent’s board of directors after giving effect to the Closing is consistent with this paragraph.

(b) From and after the Effective Time, the executive officers of the Surviving Corporation shall consist of the persons identified on Exhibit C attached hereto, and each shall serve as an executive officer at the discretion of the board of directors of the Surviving Corporation. Nothing herein shall limit the right of the Company or the Surviving Corporation to appoint and/or maintain additional officers who do not constitute executive officers of the Surviving Corporation within the meaning of the Exchange Act.

Section 2.7. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, NewCo or the holder of any of the following securities:

(a) Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time, other than those shares as to which redemption/conversion rights provided for in Section B of Article Fourth of Parent’s Certificate of Incorporation have been exercised, shall remain issued and outstanding from and after the Effective Time and be unaffected solely as a result of the Merger.

(b) Each share of NewCo’s common stock, par value $0.001 per share (collectively the “NewCo Common Stock”), held in the treasury of NewCo and each share of NewCo Common Stock owned by Parent, or any other direct or indirect, wholly owned subsidiary of Parent, immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.

(c) Other than the shares cancelled pursuant to Section 2.7(b) and any shares owned by NewCo Stockholders properly exercising appraisal rights pursuant to Chapter 13 of the CGCL (which shares shall have the rights as provided in Section 2.7(f)), and subject to Section 2.7(e), each share of NewCo Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive a number of fully paid and non-assessable shares of Parent’s common stock, par value $.001 per share (“Parent Common Stock”) equal to the quotient of (I) the sum of (A) 24,723,000 plus (B) the product of (x) one-tenth (0.10), multiplied by (y) the remainder (if greater than zero and expressed as an absolute number rather than a dollar amount) of $518.0 million less the greater of the Closing Date Debt and $505.0 million, minus (C) the product of (x) one-tenth (0.10) multiplied by (y) the remainder (if greater than zero and expressed as an absolute number rather than a dollar amount), of the Closing Date Debt less $518.0 million, divided by (II) the aggregate number of shares of NewCo Common Stock outstanding immediately prior to the Effective Time.

(d) Each share of NewCo Common Stock converted pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates previously representing such shares of NewCo Common Stock (the “NewCo Certificates”) shall thereafter represent solely the right to receive the consideration set forth in Section 2.7(c), subject to the conditions set forth in this Article II.

(e) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of NewCo Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.8 hereof, receive from Parent, in lieu of such fractional share, a whole share.

(f) Notwithstanding anything in this Agreement to the contrary, the shares of NewCo Common Stock issued and outstanding immediately prior to the Effective Time that are held by any NewCo Stockholder that is entitled to demand and properly demands to be paid the “fair value” of his, her or its shares of NewCo Common Stock pursuant to, and complies in all respects with, the provisions of Chapter 13 of the CGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in (but subject to) this Article II, but, instead, such NewCo Stockholder shall be entitled to such rights (but only such rights) as are granted by Chapter 13 of the CGCL. At the Effective Time, all Appraisal

Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Chapter 13 of the CGCL. Notwithstanding the foregoing, if any such NewCo Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Chapter 13 of the CGCL or if a court of competent jurisdiction shall determine that such NewCo Stockholder is not entitled to the relief provided by Chapter 13 of the CGCL, then the rights of such NewCo Stockholder under Chapter 13 of the CGCL shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the consideration as provided in (but subject to) this Article II. The Company and NewCo shall give prompt notice to Parent of any demands for appraisal of any shares of NewCo Common Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. Neither NewCo nor the Company shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.8. Surrender of Certificates.

(a) Upon surrender of their NewCo Certificates at the Closing with a properly completed letter of transmittal (the form of such letter of transmittal to be provided by Parent to the Company for delivery to the NewCo Stockholders no later than five (5) Business Days prior to Closing), the NewCo Stockholders shall receive in exchange therefor the Merger Consideration and certificates representing the shares of Parent Common Stock into which their shares of NewCo Common Stock shall be converted at the Effective Time, and the NewCo Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding NewCo Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration set forth in Section 2.7(c) or, in the case of holders of Appraisal Shares, the right to receive the applicable payments set forth in Section 2.7(f). Notwithstanding the foregoing, in the event that a NewCo Certificate has been lost, stolen or destroyed, a NewCo Stockholder may, in lieu of surrendering such NewCo Certificate, deliver to Parent a loss affidavit in terms and substance reasonably satisfactory to Parent.

(b) No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered NewCo Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such NewCo Certificates, shall surrender such NewCo Certificates or a loss affidavit in lieu thereof as provided in Section 2.8(a). Subject to applicable Law, following surrender of any such NewCo Certificates, or a loss affidavit in lieu thereof as provided in Section 2.8(a), with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the Merger Consideration set forth in Section 2.7(c) and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Merger Consideration set forth in Section 2.7(c).

Section 2.9. Restructure of Merger. If the Company shall request, the parties hereto shall cooperate in good faith to revise the structure of the Merger contemplated by this Agreement in order to better ensure that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that no such revision to the structure of the Merger (i) shall result in any changes to the amount or type of the consideration which the Company Stockholders are entitled to receive under this Agreement, or (ii) shall impose any less favorable conditions on the Company.

Section 2.10. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Parent or NewCo acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Parent or NewCo, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.11. Earnout.

(a) If the last sales price of Parent Common Stock equals or exceeds $15.00 per share (as adjusted for any stock splits or reverse stock splits) for any 20 trading days within any 30-day trading period during the period commencing on the Effective Time and ending on the 45th day following the filing of Parent’s Annual Report on Form 10-K for the fiscal year ending on or about December 26, 2010, then, within 10 Business Days after achievement of such target, Parent shall issue to the NewCo Stockholders immediately prior to the Effective Time, in proportion to their ownership of NewCo Common Stock as of such time, an aggregate of Two Million (2,000,000) shares of Parent Common Stock (as adjusted for any stock splits or reverse stock splits).

(b) Neither Parent, the NewCo Stockholders nor any Affiliate thereof shall take any action, directly or indirectly, with the intent or effect of influencing or manipulating the market prices of Parent Common Stock during the period described in Section 2.11(a). Furthermore, for the purposes of determining whether the specified $15.00 share price has been achieved for 20 trading days within any 30-trading-day period pursuant to Section 2.11(a), any days during which any such Person (A) has outstanding a public announcement or statement relating to the purchase or sale of equity securities of Parent (other than ordinary course, generic statements as to the possibility of such purchases from time to time and which do not specify either the amount of any such potential purchases nor the price or prices at which such purchases may be made), whether in the public market or otherwise, or (B) has made, in the aggregate, to the best knowledge of Parent, purchases of Parent Common Stock exceeding 1% of the average daily trading volume reported for the security during the four calendar weeks preceding the week in which such purchases were made, shall not be counted as days on which such share price has been achieved. Such excluded days shall extend the 30-trading-day measurement period by an equal number of days.

(c) If and only if Parent achieves Earnout EBITDA in excess of $98.0 million, Parent shall, within 10 Business Days of the delivery of the certification by Parent’s independent registered public accountants contemplated by clause (B) of the proviso to the definition of Earnout EBITDA, issue to the NewCo Stockholders immediately prior to the Effective Time, in proportion to their ownership of NewCo Common stock as of such time, up to 6,000,000 shares of Parent Common Stock (4,000,00 shares if Parent is obligated to issue 2,000,000 shares of Parent Common Stock pursuant to Section 2.11(a) hereof) as follows (it being agreed that each number of shares specified in this Section 2.11(c) and Section 2.11(d) shall be equitably adjusted for all stock splits and reverse stock splits):

(i) If Parent is not obligated to issue shares of Parent Common Stock pursuant to Section 2.11(a) hereof, Parent shall issue one share of Parent Common Stock for each $2.50 of Earnout EBITDA in excess of $98,000,000; or

(ii) If Parent is obligated to issue shares of Parent Common Stock pursuant to Section 2.11(a) hereof, Parent shall issue one share of Parent Common Stock for each $3.75 of Earnout EBITDA in excess of $98,000,000.

(d) In no event shall Parent be obligated to issue more than an aggregate of 6,000,000 shares of Parent Common Stock pursuant to Section 2.11(a) and Section 2.11(c).

(e) Any contingent issuance of Parent Common Stock pursuant to this Section 2.11 shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Treas. Reg. Section 1.483-4(b) example (2) using the 3-month test rate of interest provided for in Treas. Reg. Section 1.1274-4(a)(1)(ii) employing the semi-annual compounding period.

(f) Parent shall issue the shares of Parent Common Stock as provided in this Section 2.11, as well as the shares issuable pursuant to Section 2.7(c), pursuant to a “private placement” exemption or exemptions from registration under Section 4(2) of the Securities Act and/or Regulation D promulgated under the Securities Act and an exemption from qualification under the laws of the State of California and other state securities laws, notwithstanding that certain shares of Parent Common Stock shall be entitled to their respective rights specified in the Registration Rights Agreement attached hereto as Exhibit F. Parent and the Company shall comply in all material respects with all applicable provisions of, and rules under, the Securities Act and applicable state securities laws in connection with the issuance of Parent Common Stock hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND NEWCO

Except as set forth in the applicable section or subsection of the Company Disclosure Statement (subject to Section 9.11), the Company and NewCo hereby represent and warrant to Parent as follows:

Section 3.1. Organization; Qualification; Subsidiaries.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. NewCo is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Each of the Company and NewCo has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as it will be conducted through the Closing Date. Each of the Company and NewCo is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Company Material Adverse Effect.

(b) The minute books of NewCo, the Company and each of its Subsidiaries contain records of all meetings and consents in lieu of meetings of the Board of Directors of NewCo, the Company or such Subsidiary, as applicable (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the respective dates of formation of such entities. The Corporate Records since December 31, 2005 have been made available to Parent, and such Corporate Records are true and complete in all material respects.

(c) Section 3.1(c) of the Company Disclosure Statement sets forth a complete and correct list of each Subsidiary of the Company, along with the jurisdiction of organization and percentage of outstanding equity interests owned, directly or indirectly, by the Company or any such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is currently planned by the Company to be conducted. The Subsidiaries of the Company are duly qualified to transact business in each jurisdiction in which the conduct or nature of their respective businesses makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate have a Company Material Adverse Effect.

(d) All Equity Securities of such Subsidiaries held by the Company have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. The Company owns, directly or indirectly, all of the outstanding Equity Securities of such Subsidiaries, free and clear of all Liens other than Permitted Liens. Except for its Subsidiaries or as set forth on Section 3.1(d) of the Company Disclosure Statement, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(e) The Company has made available to Parent a copy of each of the Organizational Documents of NewCo, the Company and each of its Subsidiaries, and each such copy is true, correct and complete, and each such instrument is in full force and effect. None of NewCo, the Company or any Subsidiary of the Company is in violation of any of the provisions of its Organizational Documents.

(f) NewCo was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and, except as expressly set forth in Section 3.25 or Section 5.1 of the Company Disclosure Statement, will not engage in any business activities prior to the Effective Time.

Section 3.2. Authority.

(a) Each of the Company and NewCo has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to be performed by the Company hereunder have been duly authorized by all necessary and proper corporate action on the part of the Company and NewCo (including, but not limited to, the approval of the Company’s and NewCo’s Board of Directors), and except for the agreed-upon approval by NewCo Stockholders as expressly contemplated by Section 3.2(d) and Section 5.18, no other corporate proceedings on the part of the Company or NewCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by the Company and NewCo and constitutes the legal, valid and binding obligation of the Company and NewCo, enforceable against the Company and NewCo in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c) The Board of Directors of each of NewCo and the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, such corporation and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the Preliminary Transactions, and (iii) in the case of the Board of Directors of NewCo only, recommended that its stockholders approve and adopt this Agreement and the Merger promptly after consummation of the Preliminary Transactions.

(d) The holders of at least 90% of the outstanding shares of Company Common Stock have irrevocably agreed to vote all shares of NewCo Common Stock that such Company Stockholders receive pursuant to the Preliminary Transactions to approve this Agreement and the Merger in accordance with the provisions of Sections 603 and 1201 of the CGCL, and Parent is an express third-party beneficiary of such irrevocable agreement.

(e) If and to the extent required by applicable Law, NewCo shall promptly provide notice of the approval described in Section 3.2(d) to all of its stockholders who have not consented to the terms of the Merger.

Section 3.3. Capitalization.

(a) Section 3.3(a) of the Company Disclosure Statement sets forth (i) the authorized Equity Securities of the Company and its Subsidiaries, and (ii) the number of Equity Securities of the Company and its Subsidiaries that are issued and outstanding and the record owners thereof, in each case, as of the date hereof. All of the outstanding Equity Securities of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for the options to purchase an aggregate of 7,450 shares of Company Common Stock described on Section 3.3(a) of the Company Disclosure Statement (the “Company Stock Options”) and except for rights granted to Parent under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature (in each case, to which the Company or any of its Subsidiaries is a party or is otherwise bound or, to the knowledge of the Company, any third party is a party or is otherwise bound) to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of the Company or its Subsidiaries or any other securities of the Company or its Subsidiaries. Section 3.3(a) of the Company Disclosure Statement sets forth a true, complete and correct list of all Company Stock Options, including with respect to each such security, (i) the name of the holder thereof, (ii) the number of shares of Company Common Stock subject thereto, (iii) the per share exercise price, (iv) the date of grant, (v) the expiration date, and (vi) any applicable exercise vesting schedule.

(b) All of the outstanding Equity Securities of NewCo, the Company and its Subsidiaries have been issued in compliance in all material respects with all requirements of applicable Laws, and none of such Equity Securities were issued in violation of, or subject to any preemptive rights.

Section 3.4. No Conflict. None of the execution, delivery or performance by the Company of this Agreement or the consummation by the Company of the Merger does or will, with or without the giving of notice or the lapse of time or both, (a) result in the creation of any Lien upon any of the properties or assets of any of the Company or its Subsidiaries (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, require a consent under, or give rise to a right of amendment, termination, cancellation or acceleration of, any obligation or to a loss of a benefit under (i) the Organizational Documents of the Company or its Subsidiaries, (ii) except as set forth on Section 3.4 of the Company Disclosure Statement, any Contract to which the Company or its Subsidiaries is a party or by which their assets or property may be bound, or (iii) any Law, license, Permit or other requirement to which the Company, its Subsidiaries, or any of their properties or assets are subject, except, in the case of clauses (a), (b)(ii) and (b)(iii), for those that would not have a Company Material Adverse Effect.

Section 3.5. Governmental Approvals. Except (i) as would not have a Company Material Adverse Effect, (ii) any approval required pursuant to the HSR Act, or (iii) as expressly contemplated by this Agreement, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to the Company or its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the Merger.

Section 3.6. Financial Information.

(a) Set forth in Section 3.6(a) of the Company Disclosure Statement are (i) the audited consolidated balance sheets of the Company and its Subsidiaries as of December 30, 2007 and December 28, 2008 and the related audited consolidated statements of operations, shareholders’ equity and cash flows for the three years ended December 28, 2008, and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of October 5, 2008 and October 4, 2009 and the related unaudited consolidated statements of operations and cash flows for the nine-month periods ended October 5, 2008 and October 4, 2009 ((i) and (ii) collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books, accounts and financial records of the Company and its Subsidiaries and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the consolidated financial position of the Company and its Subsidiaries as of the dates set forth therein and the consolidated results of its operations for the periods set forth therein.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Statement, neither the Company nor any of its Subsidiaries has (i) any material Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements in accordance with GAAP, but excluding future obligations to perform pursuant to the terms of any Contracts or this Agreement in accordance with the express terms of such Contracts or this Agreement), that (A) has not (1) been set forth in or reported on in the October 4, 2009 balance sheet included in the Company Financial Statements or (2) arisen in the ordinary course of the Company’s or its Subsidiaries’ business since October 4, 2009, or (ii) any “off-balance sheet arrangement” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act). Solely for purposes of this Section 3.6(b), the parties agree that a “material” contingent Liability is required to be disclosed on Section 3.6(b) of the Company Disclosure Statement only if the Company has knowledge of such contingent liability and such contingent Liability could reasonably be expected to result in a payment by the Company and/or any Subsidiary of the Company in excess of One Million Dollars ($1,000,000).

(c) The Company and each of its Subsidiaries has in place systems and processes that are designed to (A) provide reasonable assurances regarding the reliability of the Company Financial Statements and (B) accumulate and communicate to the Company’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Company Financial Statements. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Company Financial Statements. To the knowledge of the Company, there have been no instances of fraud, whether or not material, during any period covered by the Company Financial Statements.

(d) During the periods covered by the Company Financial Statements, the Company’s external auditor with respect to such Company Financial Statements was independent of the Company and its management. Section 3.6(d) of the Company Disclosure Statement lists each report by the Company’s external auditors to the Board of Directors of the Company, or any committee thereof, or the Company’s management concerning any of the following, in each case to the extent pertaining to any period covered by the Company Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Board of Directors of the Company, or any committee thereof, or with management of the Company.

(e) Pursuant to that certain Second Amendment to Second Lien Credit and Guaranty Agreement, dated as of December 10, 2009 (the “Second Lien Retirement Agreement”), a true, correct and complete copy of which has been provided to Parent, the holders of not less than 90% of the outstanding loans under the Second Lien Credit Agreement have consented to the transactions contemplated by this Agreement and, on or about the Effective Time, each consenting lender has agreed to receive (i) its pro rata share of $25,000,000 in cash (the “Cash Amount”), (ii) shares of Parent Series A preferred stock (the material terms of which are set forth in the Second Lien Retirement Agreement) in an amount equal in value (calculated at $10 per share ) to the excess of (x) 103% of the outstanding loans under the Second Lien Credit Agreement held by such consenting lender less (y) the Cash Amount received by such consenting lender, and (iii) payment in cash of all accrued and unpaid interest on outstanding loans under the Second Lien Credit Agreement held by such consenting lender, as payment and satisfaction in full of the entire amount of the then outstanding principal of, and accrued and unpaid interest on, the loans held by or owing to such consenting lender, and the outstanding obligations owed to such consenting lender shall be deemed satisfied and paid in full.

(f) Pursuant to that certain First Amendment to First Lien Credit and Guaranty Agreement, dated as of December 10, 2009 (the “First Lien Credit Amendment”), a true, correct and complete copy of which has been provided to Parent, the holders of at least a majority of the Indebtedness issued pursuant to the First Lien Credit Agreement have, upon the terms and subject to the conditions set forth therein, (i) consented to the Merger and other transactions contemplated by this Agreement, and (ii) permitted the Company and its Subsidiaries to prepay certain of such Indebtedness pursuant to the “Dutch auction” procedures set forth therein.

Section 3.7. Absence of Certain Changes.

(a) Since October 4, 2009, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been a Company Material Adverse Effect.

(b) Except as set forth on Section 3.7 of the Company Disclosure Statement and except for payments of any amount after October 4, 2009 that were reflected as accrued on the balance sheet of the Company as of such date, since October 4, 2009, neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of Parent, would violate Section 5.1(b).

Section 3.8. Taxes.

(a) (i) Each of the Company and its Subsidiaries has duly and timely filed (or has had filed on its behalf) with the appropriate taxing authority all material Tax Returns required to be filed by it (“Company Tax Returns”); (ii) all such Company Tax Returns are true, correct and complete in all material respects; and (iii) each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to information reporting and the payment and withholding of Taxes and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party. Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time to within which to file any Tax Return.

(b) The Company and its Subsidiaries have (i) duly and timely paid in full all material Taxes required to be paid by them (whether or not shown on any Company Tax Return) and (ii) made adequate provision in accordance with GAAP (or have had paid or provision has been made on their behalf) for the payment of all Taxes not yet due. The unpaid Taxes of the Company and its Subsidiaries did not, as of October 4, 2009, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the October 4, 2009 balance sheet contained in the Company Financial Statements. Since October 4, 2009, none of the Company and its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business.

(c) The Company Tax Returns have been examined by the applicable governmental authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all periods through and including 2004, and no deficiencies were asserted as a result of such examinations which have not been resolved and satisfied in full.

(d) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any Taxes of the Company or its Subsidiaries.

(e) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, material Taxes of the Company or its Subsidiaries due for any taxable period and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.

(f) None of the Company or its Subsidiaries has received written notice of any claim, and, to the knowledge of the Company, no claim has ever been made, by any taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.

(h) The Company and its Subsidiaries are not liable for material Taxes of another Person (other than the Company or its Subsidiaries) (i) under any applicable Tax Law, including without limitation, Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.

(i) None of the Company and its Subsidiaries is a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority) that will be binding on the Company or any of its Subsidiaries with respect to any period following the Closing Date.

(j) None of the Company and its Subsidiaries has agreed to or is required to make any material adjustment for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) or (c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).

(k) None of the Company and its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(l) None of the Company and its Subsidiaries has participated in a “reportable transaction,” as defined in Treasury Regulations Section 1.6011–4(b)(2).

(m) Neither the Company nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(n) Except as set forth on Section 3.8(n) of the Company Disclosure Statement, neither the Company nor any of its Subsidiaries has since December 31, 2007 made, changed or revoked in any material respect any material Tax election, changed in any material respect any annual Tax accounting period, or adopted or changed in any material respect any method of Tax accounting.

(o) The Company neither is nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) Neither the Company nor any Subsidiary has or had a permanent establishment in any foreign country and neither is or has engaged in a trade or business in any foreign country.

(q) Each of the Company and NewCo is, and has been (ignoring in the case of NewCo any period during which it constituted a Qualified Subchapter S Subsidiary) since the date of its formation, an S corporation as defined in Sections 1361(a)(1) of the Code for federal and state income tax purposes and is eligible for such treatment. The Internal Revenue Service has not sent any correspondence to the Company questioning the Company’s status as an S corporation and the Company does not know of any basis to revoke the S election. Except as set forth on Section 3.8(q) of the Company Disclosure Statement, each of the Subsidiaries is, and has been, since its formation, a Qualified Subchapter S Subsidiary, as defined in Section 1361(b)(3) of the Code. Neither the Company nor any of its Subsidiaries would be liable for any tax under Section 1374 of the Code upon transfer of any of its assets.

(r) To the knowledge of the Company, no Governmental Entity is asserting or threatening to assert a claim against the Company or any Subsidiary under or as a result of Section 482 of the Code or any similar provision of any foreign, state or local Tax law.

(s) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion of any taxable period) after the Closing Date as a result of any (i) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law entered into prior to the Closing); (ii) installment sale or open transaction disposition occurring on or prior to the Closing Date;

(iii) cash basis method of accounting or percentage of completion method of accounting; (iv) election under Section 108(i) of the Code made for a tax period ending on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

Section 3.9. Parent Proxy Statement. None of the information relating to the Company or its Subsidiaries or Affiliates supplied by the Company, or by any other Persons acting on behalf of the Company, in writing for inclusion in the Proxy Statement will, as of the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.

Section 3.10. Assets and Real Property.

(a) (i) The Company and its Subsidiaries (i) own good, valid and marketable title, free and clear of all Liens (except for Permitted Liens) or (ii) have a valid leasehold interest in and the right under valid and subsisting leases to use, possess and control or (iii) have other contractual arrangements for all buildings, machinery, equipment, personal property, Company Leased Real Property, equipment, and other tangible assets that are currently used or held for use for, or material to, or necessary for, the operation of the business of the Company and its Subsidiaries as it is currently conducted or is proposed to be conducted (the “Company Assets”) free and clear of all Liens, except for Permitted Liens.

(ii) The Company Assets are reasonably adequate and suitable for their current and intended uses in the ordinary course of the business of the Company and its Subsidiaries as it is currently conducted and proposed to be conducted.

(b) Except as set forth in Section 3.10(b) of the Company Disclosure Statement, the Company and its Subsidiaries do not own and, to the knowledge of the Company, have never owned any real property.

(c) (i) Section 3.10(c)(i) of the Company Disclosure Statement sets forth a true and complete list of all real property of the Company and its Subsidiaries which is leased or subleased by the Company and its Subsidiaries (such real property leased or subleased is herein referred to as the “Company Leased Real Property”).

(ii) The Company and its Subsidiaries have a valid leasehold interest in the Company Leased Real Property leased or subleased by the Company and its Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens.

(iii) The Company and its Subsidiaries will make available to Parent, at Parent’s request, true and complete copies of each material lease or sublease with respect to each parcel of Company Leased Real Property and all other material agreements (such as contracts, licenses, concessions, arrangements, documents and details of all other agreements (written or oral) relating to, affecting or burdening the leasehold estate, including, but not limited to, any rights of first offer or refusal, or any other agreement granting any third party the right to use or occupy any portion of the premises pertaining to the Company Leased Real Property.

Section 3.11. Contracts.

(a) Section 3.11(a) of the Company Disclosure Statement lists, as of the date hereof, all Contracts (i) to which the Company or any of its Subsidiaries is a party or by which any of their assets or property is bound, which are material to the Company and its Subsidiaries, taken as a whole, and not in the ordinary course of business of the Company and its Subsidiaries, (ii) with the top 10 customers (measured by total revenue) of the Company and its Subsidiaries, taken as a whole, during the 12-month period ended October 4, 2009, and top 10 suppliers/vendors (measured by total expenses) of the Company and its Subsidiaries, taken as a whole, during the 12-month period ended October 4, 2009; (iii) relating to any partnership, joint venture, or similar arrangement that is material to the Company and its Subsidiaries; (iv) relating to or evidencing Indebtedness for borrowed money of the Company or its Subsidiaries in excess of $1,000,000, including the Credit Agreement Documentation (or the creation, incurrence, assumption, securing or guarantee thereof); (v) which materially limit the ability of any of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or which materially limit or materially restrict the ability of the Company or its Subsidiaries with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services, (vi) that create, establish or define the terms and conditions of, or govern the transfer, voting, economic or other rights of holders of, Equity Securities issued by the Company or its Subsidiaries; (vii) under which the Company or any of its Subsidiaries has made any outstanding advance, loan or extension of credit to any officer of the Company or its Subsidiaries; (viii) for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, asset, operating unit or product line thereof, that has not been consummated or that was entered into during the past three years and under which the Company or any of its Subsidiaries has remaining indemnification or other obligations that are material to the Company and its Subsidiaries, taken as a whole; (ix) relating to employment and that include change of control, retention or severance provisions; (x) entered into with Governmental Entities that are material to the Company and its Subsidiaries, or (xi) relating to collective bargaining agreements (the “Company Material Contracts”).

(b) Each of the Company and its Subsidiaries (and, to the knowledge of the Company, each of the other party or parties thereto) has performed all obligations required to be performed by it under each Company Material Contract, except any such obligations that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, no event has occurred or circumstance exists with respect to any of the Company or its Subsidiaries or, to the knowledge of the Company, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or could reasonably be expected to contravene, conflict with or result in a violation or breach of or give any of the Company or its Subsidiaries or any other Person the right to declare a breach or default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Material Contract. To the knowledge of the Company, no party to any Company Material Contract has repudiated any material provision thereof or terminated any Company Material Contract. All Company Material Contracts are valid and binding on the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, and are in full force and effect. The Company has provided to Parent true, accurate and complete copies or originals of the written Company Material Contracts.

(c) Except as set forth in Section 3.11(c) of the Company Disclosure Statement, (i) other than as set forth in the Credit Facilities, there are no “change of control” or similar provisions or any obligations arising under any Company Material Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or the consummation of the Merger, and (ii) none of the execution, delivery or performance of this Agreement or consummation of the Merger will, under the terms, conditions or provisions of any Company Material Contract (A) result in any material increase or decrease in any payment or change in any material term or condition, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (C) grant any repayment or repurchase rights to any Person, except any such provisions or obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 3.12. Litigation. Except as set forth on Section 3.12 of the Company Disclosure Statement, (i) no material judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which the Company or its Subsidiaries is party or by which the Company or its Subsidiaries or any assets thereof is bound, and which relates to or affects the Company and its Subsidiaries, the assets, properties, Liabilities or employees of the Company or its Subsidiaries is in effect and (ii) there is no material Action pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries or the assets or properties of the Company or its Subsidiaries.

Section 3.13. Compliance with Applicable Law.

(a) Each of the Company and its Subsidiaries is in compliance, and has complied at all times, in all material respects with all Laws applicable to the Company and its Subsidiaries. No material claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Company or its Subsidiaries within the past three years related to or affecting the Company or its Subsidiaries and, to the knowledge of the Company, no material claims or complaints are threatened, alleging that the Company or its Subsidiaries are in violation of any Laws or Permits applicable to the Company and its Subsidiaries. To the knowledge of the Company, no investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened.

(b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective Representatives has since December 31, 2006 directly or indirectly in relation to the business of the Company and its Subsidiaries (i) made a material contribution, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, in violation of applicable Law, or (ii) established or maintained any material fund or material asset that has not been recorded in the books and records of the Company or its Subsidiaries, as applicable.

(c) Except as would not have a Company Material Adverse Effect, each of the Company and its Subsidiaries has all Permits (the “Company Permits”) that are necessary for the Company and its Subsidiaries to conduct their business and operations in compliance with all applicable Laws, and the Company and its Subsidiaries have complied with all of the terms and requirements of the Company Permits.

(d) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material Liability under any applicable Environmental Law existing and in effect on the date hereof or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Materials. To the knowledge of the Company, the Company and each of its Subsidiaries are and have been at all times in compliance in all material respects with all Environmental Laws.

Section 3.14. Employee Matters.

(a) Section 3.14(a) of the Company Disclosure Statement includes a complete list of all material Employee Benefit Plans and all Multiemployer Plans with respect to which the Company or any Subsidiary could reasonably be expected to have any material Liability.

(b) With respect to each material Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, as of the date of this Agreement there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(c) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) that has not been revoked and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan.

(d) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof, have been timely made or paid in full.

(e) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any Lien (except for Permitted Liens) on the assets of the Company or any of its Subsidiaries under ERISA or the Code.

(f) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(g) (i) no Employee Benefit Plan is a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.

(h) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.

(i) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. There has been no communication to employees by the Company or any of its Subsidiaries which would reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(j) Except as set forth on Section 3.14(j) of the Company Disclosure Statement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) require the funding of any trust or other funding vehicle, (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment (including forgiveness of Indebtedness) or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Employee Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k) The Company and each of its Subsidiaries has at all times properly classified (including for purposes of tax law) each of its Employees as employees, and each of its independent contractors as independent contractors, as applicable, and has treated each such Person classified by it as an employee or independent contractor consistently with such status. There is no proceeding pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries by any Person challenging or questioning the classification of any Person as an employee or an independent contractor, including, without limitation, any claim for unpaid benefits, for or on behalf of, any such Person.

(l) None of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA),

which would reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(m) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final regulations issued thereunder or Internal Revenue Service Notice 2005–1.

(n) Except as set forth on Section 3.14(n) of the Company Disclosure Statement, there is no contract, agreement plan or arrangement covering any employee or former employee or independent contractor or former independent contractor of the Company or any Subsidiary that, individually or collectively, could give rise to the payment by the Company or any Subsidiary of any amount that would not be deductible by reason of Section 162(a)(1) or Section 280G of the Code.

(o) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any material unfunded liability arising under or with respect to any Multiemployer Plan.

Section 3.15. Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any of its Subsidiaries; and no employees of the Company or any of its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. To the knowledge of the Company, no labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Within the last three (3) years, there has been no actual or, to the knowledge of the Company, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries.

(b) Except as would not have a Company Material Adverse Effect, neither the Company nor its Subsidiaries has received: (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any complaints, grievance or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues and unemployment insurance or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Each of the Company and its Subsidiaries is in all material respects in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues and unemployment insurance or occupational safety and health laws.

Section 3.16. Insurance.

(a) Except as would not have a Company Material Adverse Effect, the insurance policies and surety bonds which the Company and its Subsidiaries maintain with respect to their assets, Liabilities, employees, officers or directors (“Company Insurance Policies”), (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction; and (ii) are sufficient for compliance in all material respects with all requirements of Law and Contracts of the Company and its Subsidiaries. The Company and its Subsidiaries are current in all premiums or other payments due under each Company Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder.

(b) Neither the Company nor any of its Subsidiaries has received during the past three years from any insurance carrier with which it has carried any material insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would be reasonably be expected to be material to the Company or its Subsidiaries or (ii) any notice of cancellation or any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any Company Insurance Policy is not willing or able to perform its obligations thereunder.

Section 3.17. Transactions with Affiliates. Except as set forth on Section 3.17 of the Company Disclosure Statement, (i) there are no transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and Exchange Act (if the Securities Act and Exchange Act were applicable to the Company), (ii) no director, officer or employee of the Company or its Subsidiaries or Affiliate of the Company (other than its Subsidiaries) has any material interest in any Company Material Contract, material tangible asset or material Business Intellectual Property (other than through such Person’s equity interest) that is used by the Company or its Subsidiaries in the conduct of their business, and (iii) no Affiliate of any director, officer or employee of the Company or its Subsidiaries owes any material Indebtedness to or is owed any material Indebtedness from any of the Company or its Subsidiaries, other than employment relationships and compensation, benefits, repayment of travel, entertainment and other advances made in the ordinary course of business.

Section 3.18. Intellectual Property.

(a) Each of the Company and its Subsidiaries owns or has a valid license or right to use all Business Intellectual Property, free and clear of any Liens (except Permitted Liens).

(b) Section 3.18(b) of the Company Disclosure Statement sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications and material unregistered Copyrights, and (iv) material Software, in each case which is owned by the Company or its Subsidiaries in any jurisdiction in the world.

(c) Section 3.18(c) of the Company Disclosure Statement sets forth a true, correct, and complete list of all material Contracts pursuant to which the Company or its Subsidiaries (i) are granted or obtains any right to use any Business Intellectual Property (other than Contracts (x) in which grants of Business Intellectual Property are incidental, or (y) granting rights to use readily available shrink wrap or click wrap software having an acquisition price that is not material to the Company and its Subsidiaries), (ii) are restricted in its right to use or register any Business Intellectual Property, or (iii) permit any other Person, to use, enforce, or register any Business Intellectual Property.

(d) The consummation of the transactions contemplated by this Agreement will not materially impair or materially alter the right of the Company or its Subsidiaries to use the Business Intellectual Property as currently owned, used, or held for use in the conduct of the Business.

(e) Except as set forth on Section 3.18(e) of the Company Disclosure Statement:

(i) The conduct of the Business (including the products and services of the Company and its Subsidiaries) as currently conducted, and the conduct of the Business as conducted in the past three (3) years, does not, in any material respect, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights, and there has been no such claim asserted or, to the knowledge of the Company, threatened (including in the form of offers or invitations to obtain a license) in the past three (3) years against the Company or its Subsidiaries.

(ii) To the knowledge of the Company, no Person is in any material respect infringing, misappropriating, or otherwise violating the rights of the Company and its Subsidiaries with respect to their Business Intellectual Property, and no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries in the past three (3) years.

(iii) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.

Section 3.19. Stockholder Approval. Other than the agreed-upon stockholder approval referenced in Section 3.2(d), no other vote, approval or consent of holders of the securities of the Company or NewCo is required to authorize and approve the consummation of the transactions contemplated by this Agreement, including the Merger and the Preliminary Transactions. The Company has provided to Parent a true, accurate and complete copy of the irrevocable agreement referenced in Section 3.2(d).

Section 3.20. Trust Account. The Company hereby acknowledges that it has reviewed the final prospectus of Parent, dated January 24, 2008, and the Investment Management Trust Agreement by and between Parent and American Stock Transfer & Trust Company, dated as of January 24, 2008 (the “Trust Agreement”), and is aware that disbursements from the Trust Account are available only in the limited circumstances set forth therein.

Section 3.21. No Brokers. Except as set forth on Section 3.21 of the Company Disclosure Statement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or its Subsidiaries who is or will be entitled to any fee, commission or payment from the Company or its Subsidiaries in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Merger.

Section 3.22. Franchises.

(a) (i) The Company and its Subsidiaries have in all material respects timely effected all filings, and registrations, including any updates and modifications based on material changes to reported items, required by applicable law for the offer and sale of franchises and the conduct of a franchising business required by their activities in every jurisdiction in which they operate or offer franchise opportunities, (ii) all offers and sales of franchises have in all material respects been made pursuant to effective registrations, exemptions or exclusions as required by applicable law, and in connection with consummation of each transaction evidenced by a Franchising Contract, disclosure documents, if required, and execution copies of Franchising

Contracts and related documents were in all material respects provided on a timely basis as required by applicable law applicable to the transaction, and (iii) each disclosure document delivered to current or former Franchisees and each disclosure document provided to any Governmental Entity was correct and complete in all material respects when delivered or provided, made in all material respects all disclosures required by applicable law, and did not omit to state any material fact necessary to make the disclosures contained in the disclosure document not misleading.

(b) All franchise registrations and required updates and modifications thereof of the Company and its Subsidiaries remain in full force and effect and are not subject of any existing or, to the knowledge of the Company, threatened, claim, action, suit or proceeding which could reasonably be expected to result in the termination or material revocation, modification, suspension, conditioning or dissolution of any such franchise registration and/or any other circumstance which could reasonably be expected to impede or preclude the Company’s (or applicable Subsidiary’s) ability routinely to renew or amend (as the case may be) any such franchise registration and/or enter into Franchising Contracts in any jurisdictions in any material respect.

(c) The Company and its Subsidiaries are in compliance in all material respects with the applicable requirements of the FTC Trade Regulation Rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures” (the “FTC Rule”), and are in compliance in all material respects with the applicable requirements of Law pertaining to the offer and sale of franchises.

(d) Each uniform franchise offering circular or franchise disclosure document, as applicable, of the Company and its Subsidiaries (each, an “UFOC” or “FDD”), was in material compliance, as of the effective date of such UFOC of FDD, with the applicable disclosure provisions of the FTC Rule and the franchise disclosure laws of those states with which the Company has obtained registration or exemption of franchise offers and sales.

(e) The Company is not subject to a notice of violation of the FTC Rule or any franchise registration law, and the Company is not the subject of any cease and desist order issued by the Federal Trade Commission regarding the Company’s franchising activities.

(f) Except as set forth on Section 3.22 of the Company Disclosure Statement and except as may be granted by operation of Law, no Franchisee or developer of the Company has a protected territory, exclusive territory, covenant not to compete, right of first refusal, option to acquire additional territories or other similar arrangement with the Company or any of its affiliates which in any case would be material to the Company (collectively, the “Territorial Rights”) pursuant to which (i) the Company or any of its affiliates is restricted in any way in its right to own or operate, or license others to own or operate, any business or line of business; or expansion of the Franchisee’s territory. Except as may be granted by operation of law, no Franchisee’s Territorial Rights conflict with the Territorial Rights of any other Franchisee. The consummation of the transactions contemplated hereby will not cause the Company to violate or breach any provisions with respect to Territorial Rights under any Franchise Agreements, licenses or area development agreements between the Company, any Subsidiary or any Franchisee.

(g) Section 3.22(g) of the Company Disclosure Statement sets forth a true and complete list of each Franchise of the Company, setting forth the location of such Franchise, the operator thereof and the current scheduled date of termination of the applicable Franchise relationship.

(h) The Company and its Subsidiaries do not currently engage any Person to act as a franchise broker in connection with any transaction evidenced by a Franchising Contract.

(i) The Company may enter into this Agreement and consummate the transactions contemplated hereby without the consent of any Franchisee.

Section 3.23. Control Share Acquisition. No restrictive provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “stockholder protection,” “interested stockholder” or other similar anti-takeover statute or regulation (each a “Takeover Statute”), or any similar restrictive provision of the Articles of Incorporation or bylaws of the Company is, or at the Effective Time will be, applicable to the Company, Parent, the Company Common Stock, the Merger or any other transaction contemplated by this Agreement.

Section 3.24. No Additional Representations. The Company acknowledges that none of Parent, any of its Representatives, nor any other Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and any of its representatives, in each case except as expressly set forth in Article IV (as modified by the Parent Disclosure Statement).

Section 3.25. Preliminary Transactions. As a result of the NewCo Merger, prior to the Closing (i) the Company will become a wholly owned subsidiary of NewCo, and (ii) each outstanding share of the Company’s capital stock will be converted into one share of NewCo Common Stock. Upon filing of the Certificate of Merger with the Secretaries of State of the States of Delaware and California, the Surviving Corporation will own 100% of the outstanding securities of the Company and, except as expressly set forth in Section 2.7(c), no holder of Company or NewCo securities will have any right to acquire any securities of the Surviving Corporation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the applicable section or subsection of the Parent Disclosure Statement (subject to Section 9.11), Parent hereby represents and warrants to the Company as follows:

Section 4.1. Organization; Qualification; Subsidiaries.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Parent is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect.

(b) The minute book of Parent contains true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of Parent (and any committees thereof), similar governing bodies and stockholders (“Parent Corporate Records”) since Parent’s formation. True and complete copies of such Parent Corporate Records have been made available to the Company.

(c) Parent does not have any Subsidiaries and does not own beneficially or otherwise, directly or indirectly, any Equity Securities or ownership interest in, or have any obligation to form or participate in, any other Person.

(d) Parent has delivered to the Company a copy of the Organizational Documents of Parent, and such copies are true, correct and complete, and each such instrument is in full force and effect. Parent is not, and has not been, in violation of any of the provisions of its Organizational Documents.

Section 4.2. Authority.

(a) Parent has all requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated to be performed by Parent hereunder have been duly and validly authorized by all necessary and proper corporate action on the part of Parent, and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval.

(b) This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

(c) The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the amendments to Parent’s Certificate of Incorporation reflected in Exhibit C hereto, (iii) recommended that the holders of the shares of Parent Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger, (iv) determined that the fair market value of the Company and the Subsidiaries is equal to at least eighty percent (80%) of the amount held in the Trust Fund (excluding the amount held in the Trust Fund representing the deferred compensation of the underwriters arising in connection with the IPO) as required by and in accordance with Parent’s certificate of incorporation, (v) determined that the transactions contemplated by this Agreement constitute a “Business Combination” as such term is defined in the Parent’s certificate of incorporation, (vi) approved Parent’s adoption of the Equity Incentive Plan attached hereto as Exhibit D, and (vii) recommended that the holders of the Public Warrants and the Insider Warrants approve the Warrant Amendment.

Section 4.3. Capitalization.

(a) Section 4.3(a) of the Parent Disclosure Statement sets forth (i) the authorized Equity Securities of Parent, (ii) the number of Equity Securities of Parent that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Parent that are reserved for issuance, in each case, as of the date hereof.

(b) All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for (i) warrants to purchase an aggregate of 5,800,000 shares of Parent Common Stock at a per share purchase price of $7.00 purchased by Parent’s sponsors in connection with the IPO (the “Insider Warrants”), (ii) warrants to purchase an aggregate of 20,000,000 shares of Parent Common Stock at a per share purchase price of $7.00 issued as part of the IPO (the “Public Warrants”), and (iii) the rights granted under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of Parent Capital Stock or any other securities of Parent.

(c) As of the Closing, Parent Common Stock to be issued pursuant to this Agreement will be duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid, non-assessable, free and clear of all Liens of any kind, and not issued in violation of, and not subject to, any preemptive right.

(d) The descriptions of the rights of holders of all Parent securities (including, but not limited to, Parent Common Stock, Insider Warrants and Public Warrants) and the description of Parent’s registration rights agreement reflected in the Parent SEC Reports are in all material respects true, correct and complete.

Section 4.4. No Conflict. None of the execution, delivery or performance by Parent of this Agreement or the consummation by Parent of the Merger does or will, with or without the giving of notice or the lapse of time or both (a) result in the creation of any Lien upon any of the properties or assets of Parent (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Organizational Documents of Parent, (ii) any Contract to which Parent is a party or by which its assets or property may be bound, or (iii) assuming compliance with the matters referred to in Section 4.5, any Law, license, Permit or other requirement to which Parent’s properties or assets are subject, except, in the case of clauses (a), (b)(ii) and (b)(iii), for any conflicts, breaches, violations or defaults as would not have a Parent Material Adverse Effect.

Section 4.5. Governmental Approvals. Except (i) as would not have a Parent Material Adverse Effect, (ii) any approval required pursuant to the HSR Act or (iii) as expressly contemplated by this Agreement, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance by Parent of this Agreement or the consummation by Parent of the Merger.

Section 4.6. Parent SEC Reports and Financial Information.

(a) Parent has made available to the Company a correct and complete copy of each report and registration statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement and which were filed on a timely basis. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”), complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes) and each fairly presents in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

(c) Parent does not have (i) any Liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in accordance with GAAP, but excluding future obligations to perform pursuant to the terms of any Contracts or this Agreement in accordance with the express terms of such Contracts or this Agreement or obligations incurred in the process of identifying and consummating the Merger), that (A) exceeds $100,000 and (B) has not (1) been reflected in the balance sheets included in the Parent SEC Reports or (2) arisen in the ordinary course of Parent’s business consistent with past practices or (ii) any “off-balance sheet arrangement” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).

(d) Parent has in place systems and processes that are designed to (A) provide reasonable assurances regarding the reliability of the Parent Financial Statements and (B) accumulate and communicate to Parent’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Parent Financial Statements. Neither Parent nor, to Parent’s knowledge, any employee, auditor, accountant or representative of Parent has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Parent Financial Statements. To Parent’s knowledge, there have been no instances of fraud, whether or not material, during any period covered by the Parent Financial Statements.

(e) To Parent’s knowledge, no employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to Parent or any part of its operations. To Parent’s knowledge, none of Parent or any employee, contractor, consultant, subcontractor or agent of Parent has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).

(f) During the periods covered by the Parent Financial Statements, Parent’s external auditor with respect to such Parent Financial Statements was independent of Parent and its management. Section 4.6(f) of the Parent Disclosure Statement lists each report by Parent’s external auditors to the Board of Directors of Parent, or any committee thereof, or Parent’s management concerning any of the following and pertaining to any period covered by the Parent Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Board of Directors of Parent, or any committee thereof, or with management of Parent.

Section 4.7. Absence of Certain Changes.

(a) Since September 30, 2009, Parent has conducted its business only in the ordinary course consistent with past practice and there has not been a Parent Material Adverse Effect.

(b) Since September 30, 2009, Parent has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of the Company, would violate Section 5.1(c) hereof.

Section 4.8. Taxes.

(a) (i) Parent has duly and timely filed (or has had filed on its behalf) with the appropriate taxing authority all Tax Returns required to be filed by it (“Parent Tax Returns”); (ii) all such Parent Tax Returns are true, correct and complete in all material respects; and (iii) Parent has complied in all material respects with all applicable Laws relating to information reporting and the payment and withholding of Taxes and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party.

(b) Parent has (i) duly and timely paid in full all material Taxes required to be paid by it (whether or not shown on any Parent Tax Return) and (ii) made adequate provision in accordance with GAAP (or have had paid or provision has been made on their behalf) for the payment of all Taxes not yet due.

(c) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any Taxes of Parent.

(d) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of Parent due for any taxable period and no power of attorney granted by Parent with respect to any Taxes is currently in force.

(e) Parent has received written notice of any claim, and, to the knowledge of Parent, no claim has ever been made, by any taxing authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(f) There are no Liens for Taxes upon any property or assets of Parent, except for Permitted Liens.

(g) Parent is not liable for Taxes of another Person (other than Parent) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.

(h) Parent is not a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(i) Parent is not required to make any adjustment for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 48 1(a) or (c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).

(j) Parent has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(k) Parent has not participated in a “reportable transaction,” as defined in Treasury Regulations Section 1.6011–4(b)(2).

(l) Parent has not made, changed or revoked any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting.

(m) Since its formation, Parent has (i) been classified and treated for U.S. federal income Tax purposes as a corporation, (ii) not made, or been the subject of, any election pursuant to Treasury Regulations Section 30 1.7701-3 to change its original classification for U.S. federal income Tax purposes as a corporation and as a disregarded entity, respectively, and (iii) complied with all other requirements of Law with respect to its classification for U.S. federal income Tax purposes as a corporation.

Section 4.9. Parent Proxy Statement. None of the information in the Proxy Statement (other than information relating to the Company or its Subsidiaries or Affiliates supplied by or on behalf of the Company for inclusion in the Proxy Statement) supplied by the Parent, or by any other Persons acting on behalf of Parent, in writing for inclusion in the Proxy Statement will, as of the date of the Proxy Statement (or any amendment or supplement thereto) is first mailed to Parent Stockholders, at the time of the Parent Stockholders’ Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading in any material respect.

Section 4.10. Assets and Real Property.

(a) Parent owns good and valid title or has a valid leasehold interest to use, possess and control all machinery, equipment, personal property, and other tangible assets that are used in, or material to the operation of, the business of Parent as it is currently conducted or is proposed to be conducted free and clear of all Liens, except for Permitted Liens.

(b) Parent and its Subsidiaries do not own and, to the knowledge of Parent, have never owned any real property.

(c) Except as set forth on Section 4.10(c) of the Parent Disclosure Statement, Parent is not a party to or subject to any lease or sublease of real property.

Section 4.11. Contracts.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no Contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, Permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which creates or imposes a liability greater than $250,000, except for any fees or expenses of Parent’s advisors in connection with the transactions contemplated hereby (“Parent Contracts”). All Parent Contracts are set forth in Section 4.13(a) of the Parent Disclosure Statement other than those that are exhibits to one or more of the Parent SEC Reports.

(b) Parent has performed all material obligations required to be performed by it, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of Parent, no other party to any Parent Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except in each case as would not have a Parent Material Adverse Effect.

(c) Parent is not a party to or bound by any contract requiring or contemplating any payment, directly or indirectly, to any Parent Stockholder in exchange for such stockholder’s vote in connection with the Parent Stockholder Approval, including, but not limited to, through any forward contract or other similar arrangement.

Section 4.12. Litigation. There is no judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the knowledge of Parent, threatened against Parent. There are no Actions pending or, to the knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Parent or, to the knowledge of Parent, any of the respective officers or directors involving or relating to Parent or the assets, properties or rights of Parent or the transactions contemplated by this Agreement.

Section 4.13. Compliance with Applicable Law. Parent is in compliance and has complied in all material respects with all Laws applicable to Parent and its respective businesses. No claims or complaints from any Governmental Entities or other Persons have been asserted or received by Parent since formation related to or affecting Parent and its business and, to the knowledge of Parent, no claims or complaints are threatened, alleging that Parent is in violation of any Laws or Permits applicable to Parent. To the knowledge of Parent, no investigation, inquiry or review by any Governmental Entity with respect to Parent is pending or threatened, except for any review of any filings made by Parent with the SEC.

Section 4.14. Employee Matters. Parent has, and never has had, any employees. Parent has not been a party to any Employee Benefit Plan.

Section 4.15. Transactions with Affiliates. Except as contemplated by this Agreement or as reflected in the Parent SEC Reports, there are no transactions or Contracts between Parent and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act. There are and have been no loans by Parent to any of its employees, officers or directors, or any of their respective Affiliates.

Section 4.16. Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or registered Intellectual Property.

Section 4.17. Stockholder Approval. The affirmative vote of the stockholders of Parent holding at least a majority of the issued and outstanding IPO Shares is necessary to approve and adopt this Agreement and to consummate the transactions contemplated hereby, provided, further, that stockholders of Parent holding 30% or more of the shares of Parent Common Stock sold in the IPO shall not have voted against the Merger and properly elected to convert their shares into a cash payment from the Trust Fund. The affirmative vote of the holders of at least a majority of the outstanding Warrants is necessary to approve and adopt the Warrant Amendment.

Section 4.18. Trust Fund. As of the date hereof, Parent has, and expects to have at Closing, no less than $200 million (the “Trust Fund”) invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act in the Trust Account, inclusive of any interest thereon, less (i) any Taxes paid, (ii) any amounts incurred by Parent for working capital and other expense requirements made in accordance with the Trust Agreement or in connection with the transactions contemplated by this Agreement, or (iii) any amounts as Parent is required to pay (x) to stockholders who elect to have their shares converted into cash in accordance with the provisions of Parent’s Certificate of Incorporation and the Trust Agreement or (y) as deferred underwriters’ compensation in connection with the IPO.

Section 4.19. No Brokers. Except as set forth on Section 4.19 of the Parent Disclosure Statement, there is no investment banker, broker, finder or other similar financial intermediary which has been retained by or is authorized to act on behalf of Parent who is or will be entitled to any fee, commission or payment from Parent in connection with the negotiation, preparation, execution or delivery of this Agreement or the consummation of the Merger.

Section 4.20. Business Activities. Other than as described in the Parent SEC Reports, since its organization, Parent has not conducted any material business activities other than activities directed toward the accomplishment of the Initial Business Combination. Except as set forth in the Parent Certificate of Incorporation, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.

Section 4.21. No Additional Representations. Parent acknowledges that none of the Company, any of its Representatives, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and any of their representatives, in each case except as expressly set forth in Article III (as modified by the Company Disclosure Statement).

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1. Conduct of Business. Except (i) as expressly required by this Agreement or Law; (ii) in the case of the Company, with the consent in advance in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed; or (iii) in the case of Parent, with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date:

(a) The Company shall (and shall cause each of its Subsidiaries to):

(i) carry on its business in all material respects in the ordinary course of business consistent with past practice; and

(ii) use its reasonable commercial efforts to (A) preserve intact relationships, and maintain in all material respects all Contracts, with its customers, suppliers and other Persons with which it has business relationships and (B) keep available the services of its present officers and employees.

(b) Except as required to consummate the Preliminary Transactions and except for the proposed transactions described in reasonable detail on Section 5.1(b) of the Company Disclosure Statement, the Company shall not, nor will it cause or permit any of its Subsidiaries to, do any of the following:

(i) propose to adopt any amendments to or amend its Organizational Documents;

(ii) except for the issuance of Company Common Stock upon exercise of the Company Stock Options, authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) any Equity Securities;

(iii) acquire or redeem, directly or indirectly, or amend any of its securities;

(iv) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other Equity Securities;

(v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;

(vi) forgive any loans to any of its employees, officers or directors, or any of its Affiliates (other than the Company’s Subsidiaries);

(vii) except for borrowings in the ordinary course under the Credit Facilities or as contemplated by the First Lien Credit Amendment, (A) incur or assume any long-term or short-term Indebtedness or issue any debt securities, or (B) mortgage, pledge, dispose of, grant, abandon, or permit to lapse any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens) or agree to do any of the foregoing;

(viii) except as reflected in the Company Financial Statements, make any change in any of the accounting principles or practices used by it except as required by Law or GAAP;

(ix) acquire, sell, lease, license or dispose of any other Person or any equity interest therein or any material property or assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;

(x) enter into, renew or amend any transaction or Contract between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any Affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand;

(xi) other than in the ordinary course of business consistent with past practice, enter into, amend, modify, release any terms of, or waive, grant, assign or transfer any of its material rights or claims under, or terminate any Company Material Contracts;

(xii) except as required to comply with applicable Law, make, change or revoke any material Tax election, amend any Tax Returns, change any Tax accounting method or annual Tax accounting period, settle or compromise any material Tax liability, or consent to the extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

(xiii) enter into any collective bargaining agreement;

(xiv) hire any employee who would be an executive officer of the Company or, assuming the Merger is consummated, the Surviving Corporation;

(xv) except as required pursuant to existing written agreements or Employee Benefit Plans in effect prior to the execution of this Agreement, or as otherwise required by Law, (A) increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, or former employees, other than increases in compensation to employees (other than executive officers) in connection with annual performance reviews consistent with past practice, or (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any Subsidiary; or

(xvi) enter into a Contract to do any of the foregoing.

(c) Parent shall not do any of the following:

(i) propose to adopt any amendments to or amend its Organizational Documents (other than as provided in Section 2.6 and Section 5.2);

(ii) except as required to consummate the Merger and to comply with this Agreement, authorize for issuance, issue, sell, deliver or agree to issue, sell or deliver (whether through the issuance or granting of options, warrants or other equity-based securities and whether payable in cash, securities or other property or any combination of the foregoing) any of its securities;

(iii) amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except, in each case, in connection with (A) the exercise of conversion rights by Parent stockholders pursuant to Parent’s Certificate of Incorporation, or (B) the Warrant Amendment;

(iv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v) make any change in any of the accounting principles or practices used by Parent except as required by changes in GAAP;

(vi) except as required to comply with applicable Law, change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;

(vii) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets;

(viii) other than in the ordinary course of business consistent with past practice, enter into, amend, modify, release any terms of, or waive, grant, assign or transfer any of its material rights or claims under, or terminate any Parent Contract; or

(ix) enter into any Contract to do any of the foregoing.

Section 5.2. Proxy Statement; Parent Stockholders’ Meeting.

(a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement with the SEC. Parent will respond to any comments of the SEC, and Parent will use its reasonable commercial efforts to (i) cause the Proxy Statement, including any amendment or supplement thereto, be approved by the SEC, and (ii) cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable. As promptly as practicable after the execution of this Agreement, Parent will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction (collectively, the “Other Filings”). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the Company with copies of all correspondence between Parent or any of its Representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the Company to participate in the preparation of the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall not be deemed reasonable to withhold, condition or delay consent to prevent or object to the disclosure of a fact, circumstance or item that is required to be disclosed by applicable Law, rule or regulation or by the staff of the SEC after reasonable consideration of all relevant facts and circumstances). Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Parent Stockholders, such amendment or supplement. The Proxy Statement will be sent to the Parent Stockholders for the purpose of soliciting proxies from Parent Stockholders to vote in favor of, among other things, (i) approval of an amendment to Parent’s Certificate of Incorporation to extend the date by which Parent must complete a business combination from January 23, 2010 to February 16, 2010, (ii) approval of the Merger, including the issuance and sale of the Parent Common Stock to the extent that such issuance requires stockholder approval under the rules of the NYSE Amex; (iii) approval of the amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated substantially in the form attached hereto as Exhibit C, (iv) approval of the 2009 Omnibus Stock Incentive Plan substantially in the form attached hereto as Exhibit D, and (v) approval of a customary adjournment or postponement proposal reasonably satisfactory to Parent and the Company (the matters described in clauses (i) through (v) the “Voting Matters”). The Proxy Statement shall also be used to solicit proxies from holders of Public Warrants to vote in favor of the amendment of all Public Warrants and Insider Warrants substantially in the form attached hereto as Exhibit E (the “Warrant Amendment”).

(b) As soon as practicable after the Proxy Statement is approved by the SEC or Parent has been notified by the SEC that it will not review the Proxy Statement, Parent shall distribute the Proxy Statement to the Parent Stockholders and, pursuant thereto, shall (i) call a meeting of the Parent Stockholders (the “Parent Stockholders’ Meeting”) in accordance with the DGCL and solicit proxies from such holders to vote in favor of the approval of the Voting Matters, and (ii) call a meeting of the holders of Warrants in accordance with the DGCL and solicit proxies from such holders to vote in favor of the approval of the Warrant Amendment.

(c) Parent shall (i) comply, and the Company shall provide Parent with such information concerning the Company reasonably requested by Parent that is necessary for the information concerning the Company in the Proxy Statement to comply, with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the Delaware General Corporation Law in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting, and (ii) without limiting the generality of the foregoing, ensure that the Proxy Statement does not, as of the date which it is distributed to the Parent Stockholders and as of the date of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, not misleading; provided that, in each case, notwithstanding anything in this Agreement to the contrary, Parent shall not be responsible for the accuracy or completeness of any information relating to the Company, its Subsidiaries or its Affiliates, or any other information furnished by or on behalf of the Company or its Subsidiaries for inclusion in the Proxy Statement.

(d) Subject to its fiduciary duties under Delaware Law, the Board of Directors of Parent shall recommend that the Parent Stockholders vote in favor of approval of the Voting Matters and that the holders of Warrants vote in favor of approval of the Warrant Amendment, and Parent, acting through Board of Directors of Parent, shall include in the Proxy Statement such recommendation, and shall otherwise use best efforts to obtain the Parent Stockholder Approval; provided that under no circumstances shall Parent’s directors, officers or shareholders be required to expend any personal funds (other than reasonable business expenses reimbursable by Parent), incur any liabilities or bring (or threaten to bring) any Action against a third party in order to obtain the Parent Stockholder Approval. This Section 5.2(d) shall not require Parent to make any payment to any shareholder in exchange for such shareholder’s vote in favor of the Merger. The Company shall use reasonable commercial efforts to assist Parent in obtaining the Parent Stockholder Approval, including by participating in customary investor presentations and road shows.

(e) The Company shall review the Proxy Statement and shall confirm in writing to Parent, as of the date of mailing the Proxy Statement to Parent Stockholders, that the information relating to the Company contained in the Proxy Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the “Proxy Confirmation”). From and after the date on which the Proxy Statement is mailed to the Parent Stockholders, the Company will give Parent written notice of any action taken or not taken by the Company or its Subsidiaries which is known by the Company to cause the Proxy Confirmation to be incorrect or inaccurate in any material respect; provided that, if any such action shall be taken or fail to be taken, the Company and Parent shall cooperate fully to cause an amendment to be made to the Proxy Statement such that the Proxy Confirmation is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company required to be included in the Proxy Statement.

(f) The Company shall (i) use its reasonable best efforts to provide (or cause to be provided) to Parent, as promptly as reasonably practicable and in any event prior to the date on which the Proxy Statement is mailed to the Parent Stockholders, in form and substance appropriate for inclusion in the Proxy Statement, all financial statements with respect to the Company and its Subsidiaries, including pro forma financial statements, required by the Exchange Act (and the rules and regulations thereunder) to be included in the Proxy Statement, (ii) cooperate with Parent in connection with the preparation of pro forma financial statements reflecting the Merger and certain prior Company acquisitions, that comply with either (A) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a definitive Proxy Statement filed pursuant to Regulation 14A of the Exchange Act or (B) the requirements set forth in clause (A) except as the staff of the SEC may permit Parent by waiver of such requirements, and (iii) provide and make reasonably available upon reasonable notice the senior management employees and other Representatives of the Company to discuss the materials required to be prepared and delivered pursuant to this Section 5.2(f). In addition, not later than January 8, 2010, the Company shall deliver to Parent a list of each Contract to which the Company or any of its Subsidiaries is a party which is a “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

(g) Parent shall promptly advise the Company, at any time and from time to time, if it becomes a party to or bound by any Contract requiring or contemplating any payment, directly or indirectly, to any Parent Stockholder, any holder of Public Warrants or any other Person to secure votes in connection with the Parent Stockholder Approval and/or approval of the Warrant Amendment, as applicable, or to purchase shares of Parent Common Stock or Public Warrants from Persons who intend to vote against or who could reasonably be expected to vote against the Parent Stockholder Approval and/or the Warrant Amendment, as applicable, including, but not limited to, through any forward contract or other similar arrangement.

Section 5.3. Reasonable Efforts; Regulatory Matters; Third-Party Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and except where a different efforts standard is expressly applicable, each of the parties hereto shall use all reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including, without limitation, (i) to use all reasonable commercial efforts to satisfy all conditions set forth in Article VI, (ii) to prepare and file, as promptly as practicable, all necessary documentation, (iii) to effect all applications, notices, petitions and filings, and (iv) to obtain as promptly as practicable all Consents of all third parties and Governmental Entities that are required to consummate the Merger; provided, however, that (x) no party shall be required to make any payment to obtain any Consent from a third party (or Governmental Entity), and (y) neither Parent nor Company nor any of their Subsidiaries shall agree orally or in writing to any material amendments to any Company Material Contract or Parent Contract, as applicable (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Entity without obtaining the prior written consent of the other party.

(b) If any required Consent of any third party (excluding any Governmental Entity) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VI hereof), shall cooperate in good faith to seek, if possible, alternative arrangements to achieve the economic results intended.

(c) Subject to applicable Law and any applicable confidentiality restrictions, Parent and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to the other that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger, provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Entity on a confidential basis in connection with the Merger.

(d) The Company and Parent shall give prompt notice to the other of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, or (ii) the failure by it to comply with or satisfy in any material respect any covenant or agreement to be complied with or satisfied by it hereunder, provided, however, that such notification pursuant to this Section 5.3(d) shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.

(e) The Company shall cause each Company Stock Option, if not previously exercised, to be cancelled prior to the Effective Time. The Company shall also (i) cause the Company’s 2006 Stock Incentive Plan to terminate as of the Effective Time and cause the provisions in any other plan, program or arrangement providing for the issuance or grant by the Company of any interest in respect of Equity Securities of the Company to terminate and have no further force or effect as of the Effective Time, and (ii) ensure that following the Effective Time no holder of Company Stock Options or any participant in the Company’s 2006 Stock Incentive Plan or anyone other than Parent shall hold or have any right to acquire any Equity Securities of the Company or the Surviving Corporation.

(f) Prior to the Effective Time, the Company shall take all actions necessary to provide that, at the Effective Time, all shares of Company Common Stock subject to vesting and transfer or other restrictions shall become fully vested and all restrictions on such shares shall lapse. Pursuant to Section 2.7(c), such shares shall be cancelled, retired and shall cease to exist, and shall be converted into the right to receive the Merger Consideration.

Section 5.4. Access to Information. Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws.

Section 5.5. Public Announcements. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement, the parties hereto shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions contemplated hereby, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or such transactions without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any Laws or by the rules and regulations of, or pursuant to any agreement of, a stock exchange. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines that it is required by any Law or by the rules and regulations of, or pursuant to any agreement with, a stock exchange, to make this Agreement or the terms of any transactions contemplated hereby public or otherwise issue a press release or make public disclosure with respect thereto, it shall, to the extent permitted by Law, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure and give the other party reasonable time to comment on such release or announcement in advance of such issuance. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

Section 5.6. Stock Exchange Listing. Parent shall use its commercially reasonable efforts to cause the Parent Common Stock issuable pursuant to this Agreement to be approved for listing on the New York Stock Exchange or such other securities exchange as may be mutually agreed to in writing by Parent and the Company, subject to official notice of issuance, prior to the Effective Time. The Company and its Subsidiaries shall cooperate fully in completing any listing application to cause the Parent Common Stock to be approved for listing pursuant to the preceding sentence.

Section 5.7. Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each present and former director and officer of Parent, NewCo and the Company and each special advisor to Parent prior to the Closing (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of Parent, NewCo or the Company (or any of their respective Subsidiaries), whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated hereby), to the fullest extent that Parent would have been permitted under applicable Law and its Certificate of Incorporation or Bylaws (and, to the extent not contrary to applicable Law or its Certificate of Incorporation, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and Parent shall also promptly advance expenses as incurred to the fullest extent that Parent would have been permitted under applicable Law or its Certificate of Incorporation or Bylaws (and, to the extent not contrary to applicable Law or its Certificate of Incorporation, any indemnification agreement) in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or Parent’s Certification of Incorporation or Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification). In the event of any claim, action, suit, proceeding or investigation, Parent shall not settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents in writing.

(b) The Certificate of Incorporation and the Bylaws of Parent shall contain provisions no less favorable with respect to indemnification and advancement of expenses of individuals who were directors and officers prior to the Effective Time than are set forth, as of the date of this Agreement, in Parent’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individual.

(c) From and after the Closing Date and until the seven (7) year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering the Indemnified Parties for any actions taken by them or omissions by them on or before the Closing Date with at least One Hundred Million Dollars ($100,000,000) of coverage; provided that in no event will Parent be required to pay more than $1,000,000 in premiums in any one year (in which event Parent shall purchase the greatest coverage available for such amount). Nothing in this Section 5.7 shall affect the right of any directors or officers that continue their employment with Parent (or any Subsidiary, including the Company and its Subsidiaries) to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after the Closing.

(d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and shall not be amended in any matter that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the written consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.

(e) The rights of the Indemnified Parties under this Section 5.7 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of Parent or the Company (as applicable), or under any applicable Contracts or Laws, and Parent shall honor and perform under all indemnification agreements entered into by Parent or, the Company or any of their respective Subsidiaries.

Section 5.8. Trust Waiver. The Company hereby acknowledges, on its behalf and on behalf of its Subsidiaries and Representatives, that Parent is a blank check company formed for the purpose of acquiring (an “Initial Business Combination”) one or more businesses or assets. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of its initial public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to certain of Parent’s stockholders in the event of the redemption of their shares or the liquidation of Parent, (ii) to Parent in an aggregate amount of up to $3,500,000 of interest accrued from the Trust Account for working capital, (iii) to Parent after it consummates an Initial Business Combination, and (iv) if Parent fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to certain of Parent’s stockholders. For and in consideration of Parent agreeing to evaluate the Company for purposes of consummating an Initial Business Combination with it, the Company and its Subsidiaries and each holder of Company Common Stock hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (any “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse (whether directly or indirectly) against the Trust Account for any reason whatsoever.

Section 5.9. No Solicitation.

(a) From the date hereof through the earlier of the Closing Date or termination of this Agreement, the Company and its Affiliates shall not, and shall not authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, or have discussions with any third party that is seeking to make, or has made, a Company Acquisition Proposal, or (ii) enter into any agreement with respect to a Company Acquisition Proposal. Except with the prior written consent of Parent in its sole discretion, the Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i) or (ii) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Company Acquisition Proposal, or any request for disclosure or access as referenced in clause (i) above, except with the prior written consent of Parent in its sole discretion, the Company shall (A) immediately suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (B) promptly (and in any event within 48 hours) notify Parent thereof, including information as to the material terms of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal or request.

(b) From the date hereof through the earlier of the Closing Date or termination of this Agreement, Parent shall not authorize any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, make any Parent Acquisition Proposal, enter into any agreement with respect to a Parent Acquisition Proposal or have discussions with any third party with respect to a Parent Acquisition Proposal, provided that Parent and its Representatives may engage in such discussions with a third party and/or furnish confidential information to a third party if (A) it is in response to an unsolicited bona fide proposal or offer made by such third party, (B) the Board of Directors of Parent has determined in good faith, after consultation with its outside legal and financial advisors, that such proposal or offer constitutes a Superior Proposal, and (C) the Board of Directors of Parent has determined in good faith (after consultation with outside legal counsel) that the failure to engage in such discussions would cause it to violate its fiduciary duties under Delaware law. In the event that the Parent or any of Parent’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Parent Acquisition Proposal, or any request for disclosure or access to information regarding Parent, except with the prior written consent of Company in its sole discretion, Parent shall promptly (and in any event within 48 hours) notify the Company thereof, including information as to the material terms of the Parent Acquisition Proposal and the identity of the Person making such Parent Acquisition Proposal or request.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.9 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the Company or Parent, as the case may be, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.9 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, specific performance being the sole remedy with respect to this Section 5.9 if it is available. Without limiting the foregoing, it is understood that any violation of the restriction set forth above by (A) any officer, director, employee, Affiliate, investment banker, attorney, accountant, consultant or other agent or advisor of the Company shall be deemed to be a breach of this Agreement by the Company and (B) any officer, director, employee, Affiliate, investment banker, attorney, accountant, consultant or other agent or advisor of Parent shall be deemed to be a breach of this Agreement by Parent.

Section 5.10. Tax Treatment. Parent and its Subsidiaries shall report the Merger on their U.S. Tax Returns as a reorganization within the meaning of Section 368(a) of the Code. Except as required by a “determination” (as defined in Section 1313 of the Code), none of Parent and its Subsidiaries shall take any action following the Closing that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.11. Other Actions. Notwithstanding anything to the contrary in Section 5.5:

(a) as promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall mutually agree on and issue a press release announcing the execution of this Agreement, and (ii) Parent shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, attaching this Agreement and such press release thereto, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(b) as promptly as practicable after the voting results at the Parent Stockholders’ Meeting are known, (i) Parent and the Company shall mutually agree on and issue a press release announcing such voting results and, if applicable, the consummation of the transactions contemplated hereunder, and (ii) Parent shall prepare a draft Form 8-K announcing such results, and announcing the Closing, if applicable, together with, or incorporating by reference, the financial statements prepared by the Company and its accountants, and such other information that may be required to be disclosed with respect to such results, including the transactions contemplated hereunder, if applicable, in any report or form to be filed with the SEC (“Closing Form 8-K”), which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.

(c) the Company shall (i) use its reasonable best efforts to provide (or cause to be provided) to Parent, as promptly as practicable but in no event later than three (3) Business Days after the Closing Date, in form and substance appropriate for inclusion in the Closing Form 8-K, all financial statements with respect to the Company, including pro forma financial statements, required by the Exchange Act (and the rules and regulations thereunder) to be included in the Closing Form 8-K, and (ii) provide and make reasonably available upon reasonable notice the senior management employees and other Representatives of the Company to discuss the materials required to be prepared and delivered pursuant to this Section 5.11(c).

Section 5.12. HSR Act. If required pursuant to the HSR Act, as promptly as practicable after the date of this Agreement, Parent and the Company shall each prepare and file the notification required of it thereunder in connection with the Merger and shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities. Parent and the Company shall (a) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Merger; (b) give the other prompt notice of the commencement of any Action by or before any Governmental Entity with respect to the Merger; and (c) keep the other reasonably informed as to the status of any such Action. Filing fees with respect to the notifications required under the HSR Act shall be paid by the Company.

Section 5.13. Confidentiality. Any confidentiality agreement with respect to the Merger previously executed by the Parties (or any of them) shall be superseded in its entirety by the provisions of this Agreement. Each Party agrees to maintain in confidence any non-public information received from or on behalf of any other Party, and to use such non-public information only for purposes of consummating the Merger. Such confidentiality obligations will not apply to (i) information which was known to the one Party or its Representatives prior to receipt from the other Party; (ii) information which is or becomes generally known; (iii) information acquired by a Party or its Representative from a third party who was not known by such Party to be bound to an obligation of confidentiality; and (iv) disclosure required by Law or the rules and regulations of or pursuant to any agreement with a stock exchange or trading system. In the event this Agreement is terminated, each Party (A) will at the request of the relevant party return or cause to be returned to the relevant party all documents and other material obtained from the relevant party in connection with the Transaction, and (B) will at the request of the relevant party use its reasonable efforts to delete from its computer systems all documents and other material obtained from the relevant party in connection with the Merger.

Section 5.14. Founders’ Stock. Parent hereby represents, warrants, and agrees that, pursuant to the terms of that certain side letter, dated as of December 7, 2009, by and among the Founders, Parent and the Company, a true and correct copy of which has been provided to the Company, the Founders shall transfer to Parent, for cancellation prior to the Effective Time, an aggregate of One Million (1,000,000) shares of Parent Common Stock.

Section 5.15. Second Lien Payoff Letter. At least three business days prior to the Closing Date, the Company will provide Parent with a pay-off letter from holders of Indebtedness incurred pursuant to the Second Lien Credit Agreement that have consented to the transactions contemplated by the Second Lien Retirement Agreement (which shall be at least 90%-in-interest of all holders of Indebtedness under the Second Lien Credit Agreement), and make arrangements reasonably satisfactory to Parent for such holders to provide to the Company, contemporaneous with the delivery of funds and Parent Series A preferred stock as contemplated by the Second Lien Retirement Agreement, documents reasonably requested by Parent.

Section 5.16. Takeover Statutes. If any Takeover Statute enacted under state or federal law shall be or become applicable to the Merger or any of the other transactions contemplated hereby, each of the Company and Parent and the board of directors of each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Merger and the other transactions contemplated hereby.

Section 5.17. Calculation of Closing Date Debt. On the day preceding the Closing Date, the Company shall cause to be prepared and delivered to Parent the Company’s good faith, reasonably detailed written calculation of the Closing Date Debt, certified by the Company’s chief financial officer and including such schedules and data as may be appropriate to support such calculation. Parent and its Representatives shall be entitled to review any working papers, trial balances and similar materials relating to the Company’s calculation of Closing Date Debt, and the Company shall make the Company’s chief financial officer reasonably available to Parent to discuss such calculation. The Company’s calculation of the Closing Date Debt shall be subject to the approval of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 5.18. Preliminary Transactions. Unless the Company reasonably concludes that the conditions set forth in Section 6.1 and 6.2 will not be satisfied (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing), and has promptly notified Parent in writing of such conclusion, the Company and NewCo shall cause the following transactions (the “Preliminary Transactions”) to be consummated in the order described below prior to the Closing: (i) NewCo shall form a wholly owned subsidiary under the CGCL (“Koosharem Merger Sub”), (ii) Koosharem Merger Sub shall merge with and into the Company in accordance with the CGCL, and the Company shall be the surviving entity (the “NewCo Merger”), and (iii) the Company shall convert into a single-member limited liability company, the sole owner of which shall be NewCo, including for Federal income tax purposes. The Company and NewCo represent, warrant and agree that, as a result of the NewCo Merger, and upon the effectiveness thereof, (x) the shares of NewCo owned by the Company shall be cancelled without any consideration, (y) each shareholder of the Company shall receive such number of shares of NewCo Common Stock as is equal to the number of shares held by such shareholder in the Company immediately prior to the NewCo Merger (in each case with substantially the same economic terms, rights, privileges, designations and preferences as the shares of Company common stock theretofore held by such shareholder), and (z) the former shareholders of the Company shall thereupon be the only shareholders of NewCo. The Company and NewCo shall take all corporate action necessary to authorize and perform the NewCo Merger and each of the other actions necessary to effect the Preliminary Transactions. The Company and NewCo represent, warrant and agree that, upon consummation of the Preliminary Transactions, the holders of at least 90% of the outstanding NewCo Common Stock shall execute a stockholder consent evidencing their approval and adoption of this Agreement and the Merger.

Section 5.19. Additional Limitations on Company and NewCo Conduct. Notwithstanding anything set forth in Section 5.1(b) of the Company Disclosure Statement or set forth elsewhere herein, neither the Company nor NewCo shall, nor shall they permit any of their Subsidiaries to:

(i) make any tax distributions from the Company or NewCo in excess of $2,700,000 during the period commencing October 4, 2009 and ending on the Closing; or

(ii) delay payment of any accrued expense, payable or other liability owing to any Person, including but not limited to any Affiliate of the Company (including D. Stephen Sorensen or any of his Affiliates) beyond the earlier of its regular due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1. Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Company, NewCo and Parent to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

(a) No Injunctions or Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 5.3, each of the parties shall have used reasonable commercial efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(b) Regulatory Approvals. (i) All waiting periods (and all extensions thereof), if any, applicable to the consummation of the Merger under the HSR Act shall have terminated or expired, and (ii) all approvals or consents of a Governmental Entity which are required to be obtained in connection with the Merger shall have been obtained, except where the failure to obtain such approval or consent would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect.

(c) Stockholder Approval. The Parent Stockholder Approval shall have been obtained.

(d) Warrant Amendment. The Warrant Amendment shall have been approved by the requisite holders of the Public Warrants and the Insider Warrants.

Section 6.2. Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.19, 3.23 and 3.25 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Company Material Adverse Effect” or words of similar import) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Company Material Adverse Effect, and the Company shall have delivered to Parent a certificate confirming the foregoing (i) and (ii) as of the Closing Date.

(b) Performance of Obligations of the Company. Each and all of the covenants and agreements of the Company and its Subsidiaries to be performed or complied with pursuant to this Agreement shall have been performed and complied with in all material respects, and the Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.

(c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred at or after the date hereof, and the Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.

(d) Opinion of Counsel. Parent shall have received an opinion of the Company’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP, which opinion shall have reasonable qualifications, assumptions and exceptions and shall be limited to opinions with respect to (i) the Company’s due authorization of this Agreement, (ii) the enforceability of this Agreement against the Company, (iii) the Company’s outstanding capital stock, and (iv) NewCo’s outstanding securities (it being agreed that the opinions in clauses (iii) and (iv) shall be based solely upon a review of the Company’s stock records and the documents required to effect the Preliminary Transactions), such opinion to be in a form reasonably acceptable to Parent’s counsel and dated as of the Closing Date.

(e) Consents. The Company shall have obtained all Consents required to consummate the Merger, except those Consents the failure of which to obtain would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) Appraisal Rights. NewCo Stockholders that beneficially own more than 1% of the outstanding shares of NewCo Common Stock shall not have demanded and validly perfected appraisal of their shares of NewCo Common Stock in accordance with Chapter 13 of the CGCL.

(g) First Lien Credit Amendment. The Company shall have advised Parent of the results of the “Dutch auction” contemplated by the First Lien Credit Amendment, and the transactions contemplated by the First Lien Credit Amendment shall be consummated on or about the Effective Time.

(h) Closing Form 8-K Financials. Parent shall be reasonably satisfied that it will be able to obtain, not later than three (3) Business Days after the Closing Date, all historical (audited and unaudited) and pro forma financial statements with respect to the Company, its Subsidiaries, and the Company’s prior acquisitions, if any, together with any required consent(s) of independent public accountants, that are required to be included in the Closing Form 8-K.

(i) Cancellation of Stock Options. Immediately prior to the Effective Time, there shall not be outstanding any NewCo Equity Securities other than NewCo Common Stock, and there shall not be outstanding any options, warrants, calls, rights or other Contracts to purchase Equity Securities of NewCo or the Company.

(j) Second Lien Retirement Agreement. The transactions contemplated by the Second Lien Retirement Agreement shall be consummated on or about the Effective Time.

(k) Consummation of Preliminary Transactions. The Preliminary Transactions shall have been consummated and, as a result thereof, (i) the Company shall have become a wholly owned Subsidiary of NewCo, and (ii) each previously outstanding share of Company capital stock shall have been converted one share of NewCo Common Stock.

(l) Additional Matters. Parent shall be reasonably satisfied that (i) the Closing Date Debt does not exceed $528.0 million, (ii) there has not been any breach of the covenants set forth in Section 5.19, and (iii) the arrangements with certain immediate family members of D. Stephen Sorensen to post collateral to backstop $20.0 million of letters of credit securing the payment obligations of the Company and its Subsidiaries under workers’ compensation policies have, pursuant to binding and enforceable Contracts, been extended for at least one year following the Effective Time.

Section 6.3. Conditions to Obligations of the Company and NewCo. The obligations of the Company and NewCo to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.14, 4.16 and 4.17 hereof shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Parent in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality,” “Parent Material Adverse Effect” or words of similar import) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect, and Parent shall have delivered to the Company a certificate confirming the foregoing (i) and (ii) as of the Closing Date.

(b) Performance of Obligations of Parent. Each and all of the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been performed and complied with in all material respects, and Parent shall have delivered to the Company a certificate confirming the foregoing as of the Closing Date.

(c) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred at or after the date hereof, and Parent shall have delivered to the Company a certificate confirming the foregoing as of the Closing Date.

(d) Opinion of Counsel. The Company shall have received an opinion of Parent’s counsel, Greenberg Traurig, LLP, which opinion shall have reasonable qualifications, assumptions and exceptions and shall be limited to opinions with respect to (i) Parent’s due authorization of this Agreement, (ii) the enforceability of this Agreement against Parent, and (iii) the Company’s outstanding capital stock (it being agreed that the opinion in clause (iii) shall be based solely upon a review of Parent’s stock records), such opinion to be in form reasonably acceptable to the Company’s counsel and dated as of the Closing Date.

(e) Registration Rights Agreement. Parent shall have executed and delivered to the other parties thereto the Registration Rights Agreement substantially in the form attached hereto as Exhibit F.

(f) Minimum Cash. The Company shall be reasonably satisfied that the cash amount available from Parent, including the amount in the Trust Account, to fund prepayments and repayments of Indebtedness of the Company and its Subsidiaries and for working capital following the Closing, shall be not less than $185,000,000 (which dollar amount shall be reduced by the product of (x) the Trust Value Per Share, multiplied by (y) the aggregate number of shares of Parent Common Stock acquired or to be acquired by Parent pursuant to any of the arrangements specified in Section 5.2(g) plus the aggregate number of IPO Shares as to which the holders have properly elected their right to convert their shares into cash) after (i) payment in full of the investment banking fees owing pursuant to the Contracts described on Section 4.19 of the Parent Disclosure Statement, (ii) payment in full of all other fees and expenses of Parent required to be paid by Parent pursuant to Section 9.5, (iii) payment in full of any amounts paid or payable to Parent Stockholders and/or holders of Public Warrants for repurchase, redemption, restructure, exchange, or conversion of Parent Common Stock or Public Warrants, and (iv) without duplication, the deduction of an amount equal to the maximum amount that is payable to holders of Parent Common Stock, holders of Public Warrants or other Persons in connection with any transactions or arrangements required to be disclosed pursuant to Section 5.2(g).

(g) Cancellation of Founders Stock. The Founders shall have transferred to Parent for cancellation that number of shares of Parent Common Stock required to be so transferred pursuant to the letter referred to in Section 5.14 hereof.

ARTICLE VII

SURVIVAL

The representations and warranties of the Company, NewCo and Parent set forth in this Agreement or in any certificate delivered pursuant to Article VI shall not survive the Closing. The covenants of the Company and Parent contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Parent Stockholders:

(a) by the mutual written agreement of Parent and the Company;

(b) by written notice by Parent to the Company or by the Company to Parent, if the Closing Date shall not have occurred on or before the Termination Date;

(c) by written notice by Parent to the Company or by the Company to Parent, if there shall be any Law that makes illegal, permanently restrains, enjoins, or otherwise prohibits consummation of the Transaction and such Law shall not be subject to appeal or shall have become final and unappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such efforts as may be required by Section 5.3 to prevent, oppose and remove such Law;

(d) by written notice by Parent to the Company, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of the Company or any of its Subsidiaries set forth in this Agreement, or any representation or warranty of the Company or any of its Subsidiaries set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied, provided that if such breach is curable by the Company prior to the Termination Date through the exercise of the Company’s reasonable commercial efforts, then for so long as the Company continues to exercise reasonable commercial efforts to cure the same, Parent may not terminate this Agreement pursuant to this Section 8.1(d) prior to the earlier of the Termination Date or that date which is 30 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured within such 30-day period so that the conditions would then be satisfied;

(e) by written notice by the Company to Parent, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied, provided that if such breach is curable by Parent prior to the Termination Date through the exercise of its reasonable commercial efforts, then for so long as Parent continues to exercise such reasonable commercial efforts to cure the same, the Company may not terminate this Agreement pursuant to this Section 8.1(e) prior to the earlier of the Termination Date or that date which is 30 days following Parent’s receipt of written notice from Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Parent is cured within such 30-day period so that the conditions would then be satisfied;

(f) by written notice by the Company (if the Company is not then in material breach of its obligations under this Agreement) if the Board of Directors of Parent effects a Change in Recommendation;

(g) by written notice by Parent to the Company, at any time prior to receipt of the Parent Stockholder Approval, to accept a Superior Proposal, provided that Parent has provided the Company with not less than three (3) Business Days’ notice prior to such termination and Parent has complied in all material respects with Section 5.9 and Section 9.5;

(h) by written notice by the Company to Parent or by written notice by Parent to the Company if the Parent Stockholder Approval is not obtained at the Parent Stockholders’ Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date); or

(i) by written notice by the Company to Parent if Parent shall have failed to file the definitive Proxy Statement with the SEC on or prior to January 18, 2010 (January 28, 2010 if Parent Stockholders have heretofore approved the Voting Matter described in clause (i) of the second to last sentence of Section 5.2(a) hereof).

Section 8.2. Effect of Termination. Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force or effect without any liability on the part of any party or its Affiliates or Representatives in respect thereof, except (i) as set forth in Sections 5.8 and 5.13, this Section 8.2, and Article IX, each of which shall survive the termination of this Agreement, and (ii) that nothing herein will relieve any party from liability for any fraud, willful misrepresentation or intentional breach of this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1. Assignment. No party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the Company (in the case of an assignment by Parent) or of Parent (in the case of an assignment by the Company). Any conveyance, assignment or transfer requiring the prior written consent of the Company or Parent which is made without such consent will be void ab initio. No assignment will relieve the assigning party of its obligations hereunder or thereunder.

Section 9.2. Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. Except for the rights of the Persons referred to in Section 5.7 to enforce the provisions set forth therein, this Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.

Section 9.3. Amendment. This Agreement may not be amended or modified in any respect except by a written agreement executed by Parent and the Company. Subsequent to the Effective Time, any amendment to or modification of this Agreement, and any waiver by Parent, must be approved by a majority of the members of Parent’s board of directors who are “independent” within the meaning of the Exchange Act.

Section 9.4. Waiver; Remedies. No failure or delay on the part of Parent or the Company in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any waiver on the part of Parent or the Company of any right, power or privilege under this Agreement operate as a waiver of any other right, power or privilege under this Agreement, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 9.5. Expenses. All fees and expenses incurred in connection with the transactions contemplated hereby, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses; provided, however, that in the event the Company terminates this Agreement pursuant to Section 8.1(f) or Parent terminates this Agreement pursuant to Section 8.1(g), the foregoing reasonable fees and expenses of the Company (including reasonable fees and expenses of outside counsel to the Company) shall be paid by Parent immediately upon any such termination.

Section 9.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after dispatch or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to Parent

     c/o Hauslein & Company, Inc.

     11450 SE Dixie Highway, Suite 106

     Hobe Sound, Florida, 33455

     Attention: James N. Hauslein

     Facsimile: 772-546-6109

     with a copy to:

     Greenberg Traurig, LLP

     2375 E. Camelback Road, Suite 700

     Phoenix, Arizona 85016

     Attention: Bruce E. Macdonough

     Facsimile: 602-445-8618

(b) If to the Company or NewCo:

     3820 State Street

     Santa Barbara, California 93105

     Attention: D. Stephen Sorensen

     Facsimile: 805-898-7111

     with a copy to:

     Skadden, Arps, Slate, Meagher & Flom LLP

     300 South Grand Avenue, Suite 3400

     Los Angeles, California 90071

     Attention: Casey Fleck

     Facsimile: 213-687-5600

Section 9.7. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto.

Section 9.8. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby; provided that in such case, a failure to comply with such provision shall be deemed to be a breach of this Agreement for purposes of this Agreement.

Section 9.9. Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware (excluding any provision regarding conflicts of laws).

Section 9.10. Consent to Jurisdiction.

(a) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

(b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THIS AGREEMENT, THE MERGER OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 9.11. Exhibits and Schedules; Disclosure. All Exhibits, Disclosure Statements and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed on any section or subsection of the Company Disclosure Statement or Parent Disclosure Statement shall be deemed to be disclosed with respect to any other section or subsection of such document, and with respect to any representation, warranty or covenant in this Agreement, to which the applicability of such matter is reasonably apparent based on the information contained in such disclosure statement.

Section 9.12. Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 9.13. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement and any other agreement or instrument executed in connection herewith. The parties further agree that (x) by seeking the remedies provided for in this Section 9.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.13 are not available or otherwise are not granted and (y) nothing contained in this Section 9.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.13 before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 9.13 or anything contained in this Section 9.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

Section 9.14. Rules of Construction. The following rules shall apply to the interpretation of this Agreement:

(a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.

(c) For the purposes of this Agreement, the Disclosure Statements, the Schedules and Exhibits to this Agreement, (i) words in the singular will include the plural and vice versa and words of one gender will include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import will mean “including, without limitation,” unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and (vi) any accounting term will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations will be made, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, and all references to GAAP, unless otherwise specifically provided herein, will be to United States GAAP.

(d) A “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

(e) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.

(f) Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to “dollars” or “$” will mean United States Dollars.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

ATLAS ACQUISITION HOLDINGS CORP.

By:	/S/ JAMES N. HAUSLEIN
James N. Hauslein,
Chairman of the Board and Chief Executive Officer

KOOSHAREM CORPORATION

By:	/S/ D. STEPHEN SORENSEN
D. Stephen Sorensen,
Chairman of the Board and Chief Executive Officer

NEW KOOSHAREM CORPORATION

By:	/S/ D. STEPHEN SORENSEN
D. Stephen Sorensen,
Chairman of the Board and Chief Executive Officer